UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

BROADCOM LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BROADCOM LIMITED

(Successor to Avago Technologies Limited)

Incorporated in the Republic of Singapore

Company Registration Number 201505572G

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on April 6, 2016

To our shareholders:

You are cordially invited to attend, and NOTICE IS HEREBY GIVEN of, the 2016 Annual General Meeting of Shareholders (the “2016 AGM”) of Broadcom Limited (“Broadcom” or “the Company”), successor to Avago Technologies Limited (“Avago”), which will be held at our subsidiary’s offices located at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., at 11:00 a.m., Pacific Time, on Wednesday, April 6, 2016, for the following purposes, as more fully described in the proxy statement accompanying this notice:

As Ordinary Business

1.	To elect each of the following persons to the board of directors of the Company (the “Board”), to serve until the next annual general meeting of shareholders:

(a)	Mr. Hock E. Tan;

(b)	Mr. James V. Diller;

(c)	Mr. Lewis C. Eggebrecht;

(d)	Mr. Kenneth Y. Hao;

(e)	Mr. Eddy W. Hartenstein;

(f)	Ms. Justine F. Lien;

(g)	Mr. Donald Macleod;

(h)	Mr. Peter J. Marks;

(i)	Dr. Henry S. Samueli; and

(j)	Mr. Lucien Y. K. Wong.

2.	To approve the re-appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 30, 2016, and to authorize the Audit Committee of the Board to fix PricewaterhouseCoopers LLP’s remuneration for services provided through our 2017 Annual General Meeting of Shareholders (the “2017 AGM”).

As Special Business

3.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, pursuant to the provisions of Section 161 of the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”), and subject otherwise to the provisions of the Singapore Companies Act and our Constitution, authority be, and hereby is, given to our directors:

(a) to:

(i)	allot and issue ordinary shares in our capital;

(ii)	subject to the provisions of our Constitution, allot and issue Special Preference Shares (as defined below) bearing the right and obligations as set out in our Constitution; and/or

(iii)	make or grant offers, agreements, options or other instruments (including the grant of awards or options pursuant to our equity-based incentive plans and agreements in effect or assumed from time to time) that might or would require ordinary shares to be allotted and issued, whether such allotment or issuance would occur during or after the expiration of this authority (including, but not limited to, the creation and issuance of warrants, rights, units, purchase contracts, debentures or other instruments (including debt instruments) convertible into ordinary shares), at any time to and/or with such persons and upon such terms and conditions, for such purposes and for consideration as our directors may in their sole discretion deem fit, and with such rights or restrictions as our directors may think fit to impose and as are set forth in our Constitution; and

(b) to allot and issue shares in our capital pursuant to any offer, agreement, award or other instrument made, granted or authorized by our directors while this resolution is in effect, regardless of whether the authority conferred by this resolution may have ceased to be in effect at the time of the allotment and issuance, and that such authority, if approved by our shareholders, shall continue in effect until the earlier of the conclusion of our 2017 AGM or the expiration of the period within which our 2017 AGM is required by law to be held.

4.	To pass the following as an Ordinary Resolution:

RESOLVED THAT, approval be and is hereby given for the Company to provide for the following cash compensation payable to our non-employee directors for service on the Board and its committees during the period from the day after the 2016 AGM through the date on which our 2017 AGM is held, and for each approximately 12-month period thereafter:

(a) annual cash compensation of $80,000 to each of our non-employee directors and additional cash compensation of $150,000 (for an aggregate of $230,000) to the independent Chairperson of the Board;

(b) additional annual cash compensation of $35,000 to the Chairperson of the Audit Committee of the Board, provided that such person is an independent director;

(c) additional annual cash compensation of $22,500 to the Chairperson of the Compensation Committee of the Board, provided that such person is an independent director;

(d) additional annual cash compensation of $18,000 to the Chairperson of the Nominating and Corporate Governance Committee of the Board, provided that such person is an independent director;

(e) additional annual cash compensation of $12,500 to each independent director serving as a member of the Audit Committee (other than the chairperson of such committee);

(f) additional annual cash compensation of $10,000 to each independent director serving as a member of the Compensation Committee (other than the chairperson of such committee);

(g) additional annual cash compensation of $6,000 to each independent director serving as a member of the Nominating and Corporate Governance Committee (other than the chairperson of such committee); and

(h) appropriate pro rata cash compensation, based on the annual cash compensation set forth in (a) to (g) above, as applicable, to (i) any director who ceases to be a director, Chairperson of the Board or member or chairperson of any committee of the Board following the 2016 AGM and (ii) any new non-employee director who is appointed by the Board, any independent director who is appointed to the position of Chairperson of the Board or chairperson of any committee of the Board or any independent director who is appointed to serve on any committee of the Board, in each case, after the date of our 2016 AGM, for their services rendered as directors and/or committee members for any period less than 12 months.

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As Ordinary Business

5.	To transact any other business as may properly be transacted at the 2016 AGM.

Notes About the 2016 Annual General Meeting of Shareholders

Singapore Statutory Financial Statements. At the 2016 AGM, our shareholders will have the opportunity to discuss and ask questions regarding our Singapore audited financial statements for the financial period from May 1, 2015 to November 1, 2015, together with the directors’ statement and auditors’ report thereon, in compliance with the laws of Singapore. Shareholder approval of our Singapore audited financial statements is not being sought by the proxy statement for the 2016 AGM (the “Proxy Statement”) and will not be sought at the 2016 AGM.

Proxy Materials on the Internet. We are pleased to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to some or all of their shareholders on the Internet. In accordance with Singapore law, our registered shareholders (shareholders of record who own our ordinary shares in their own name registered with our transfer agent, Computershare Trust Company, N.A.) are not able to vote their shares over the Internet, but we provide this service to our beneficial holders (shareholders whose ordinary shares are held by a brokerage firm, a bank or other nominee). We believe these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual general meeting of shareholders.

Receipt of Notice; Eligibility to Vote at Annual General Meeting of Shareholders. Our Board has fixed the close of business on February 12, 2016, as the record date for determining which of our shareholders are entitled to receive copies of this notice and the accompanying Proxy Statement or the Notice of Availability of Proxy Materials. However, only holders of our ordinary shares and the holder of our non-economic voting preference shares (“Special Voting Shares” or “Special Preference Shares”) on April 6, 2016 will be entitled to vote at the 2016 AGM.

Quorum. The attendance of shareholders entitled to vote being present in person or by proxy and holding among them at least a majority of all of our outstanding ordinary shares and our Special Voting Shares, treated as a single class, at the 2016 AGM is required to constitute a quorum. Accordingly, it is important that your shares be represented at the 2016 AGM, either in person or by proxy.

Proxies. A registered shareholder, entitled to attend and vote at the 2016 AGM, is entitled to appoint one or more proxies to attend the meeting and vote on his or her behalf. A proxy need not also be a shareholder. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. A registered shareholder may revoke his or her proxy at any time prior to the time it is voted. Registered shareholders who are present at the meeting may (but are not required) to revoke their proxies and vote in person. The receipt and use by the Company and its agents, representatives and service providers of a shareholder’s, and their proxies’ or representatives’, personal data in connection with the 2016 AGM and related solicitation of proxies is governed by Article 102 of the Constitution.

If you are a beneficial owner of ordinary shares, you may vote by proxy over the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed copies of the proxy materials by mail, you may vote by mail. Holders of restricted exchangeable units in our subsidiary Broadcom Cayman, L.P. (the “Partnership”) may instruct Computershare Trust Company N.A., as the registered holder of all of the outstanding Special Voting Shares, how to vote their corresponding number of Special Voting Shares, in accordance with the Voting Trust Agreement, dated February 1, 2016, by and among the Company, the Partnership and Computershare Trust Company N.A. as trustee.

For detailed information regarding eligibility to vote at, and voting procedures for, the 2016 AGM, please refer to “Voting Rights and Solicitation of Proxies”, starting on page 2 of the accompanying Proxy Statement.

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FOR ADMISSION TO THE ANNUAL GENERAL MEETING, EACH SHAREHOLDER WILL BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS A DRIVER’S LICENSE OR PASSPORT, AND PROOF OF OWNERSHIP OF OUR ORDINARY SHARES AS OF THE MEETING DATE, SUCH AS A RECENT BROKERAGE STATEMENT, REFLECTING SHARE OWNERSHIP, OR A LEGAL PROXY TO VOTE SPECIAL VOTING SHARES FROM COMPUTERSHARE TRUST COMPANY N.A. PLEASE SEE PAGE 2 OF THE PROXY STATEMENT FOR MORE INFORMATION.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of

Shareholders to be held on April 6, 2016:

The notice of meeting, Proxy Statement and annual report to shareholders are available at

http://investors.broadcom.com/phoenix.zhtml?c=203541&p=proxy.

By Order of the Board,

Hock E. Tan

Director, Chief Executive Officer and President

February 23, 2016

You should read the entire accompanying Proxy Statement carefully prior to voting.

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BROADCOM LIMITED

(Successor to Avago Technologies Limited)

PROXY STATEMENT

FOR

2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Page
ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS	i

INTERNET AVAILABILITY OF PROXY MATERIALS	i

VOTING RIGHTS AND SOLICITATION OF PROXIES	2

PROPOSAL 1:
ELECTION OF DIRECTORS	5

CORPORATE GOVERNANCE	11

DIRECTORS’ COMPENSATION	18

PROPOSAL 2:
APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2016 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION	22

PROPOSAL 3:
ORDINARY RESOLUTION TO AUTHORIZE SHARE ALLOTMENTS AND ISSUANCES	24

PROPOSAL 4:
ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE DIRECTORS’ CASH COMPENSATION	26

EXECUTIVE OFFICERS	27

COMPENSATION DISCUSSION AND ANALYSIS	29

EXECUTIVE COMPENSATION	48

EQUITY COMPENSATION PLAN INFORMATION	58

COMPENSATION COMMITTEE REPORT	60

AUDIT COMMITTEE REPORT	61

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	62

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	66

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	67

HOUSEHOLDING OF PROXY MATERIALS	68

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL GENERAL MEETING	68

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	69

SINGAPORE STATUTORY FINANCIAL STATEMENTS	69

OTHER MATTERS	70
APPENDIX A: SINGAPORE STATUTORY FINANCIAL STATEMENTS	A-1
APPENDIX B: DRIVING DIRECTIONS	B-1

ELECTRONIC DELIVERY OF OUR SHAREHOLDER COMMUNICATIONS

We strongly encourage our shareholders to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive shareholder communications via e-mail. With electronic delivery, we will notify you when our annual reports and proxy statements are available on the Internet. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery:

1.	If you are a registered holder (i.e., you hold your Broadcom ordinary shares in your own name through our transfer agent, Computershare Trust Company, N.A.), to enroll visit: www-us.computershare.com/investor/ or call (877) 373-6374 within the U.S., U.S. Territories and Canada, or (781) 575-3100 outside the U.S., U.S. Territories and Canada.

2.	If you are a beneficial holder (i.e., your ordinary shares are held by a broker, bank or other nominee), the voting instruction form provided by most banks or brokers will contain instructions for enrolling in electronic delivery.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at +1 (408) 433-8000.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Internet Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on April 6, 2016:

The notice of meeting, proxy statement and annual report to shareholders are available at

http://investors.broadcom.com/phoenix.zhtml?c=203541&p=proxy.

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PROXY STATEMENT

for the

2016 ANNUAL GENERAL MEETING

of

SHAREHOLDERS

of

BROADCOM LIMITED

To Be Held on Wednesday, April 6, 2016

11:00 a.m. (Pacific Time)

at our subsidiary’s offices located at

1320 Ridder Park Drive, San Jose, California 95131, U.S.A.

We are making this Proxy Statement available in connection with the solicitation by the board of directors of Broadcom Limited (the “Board”) of proxies to be voted at the 2016 Annual General Meeting of Shareholders (the “2016 AGM”), or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice”).

Broadcom Limited is the successor to Avago Technologies Limited (“Avago”). Following Avago’s acquisition of Broadcom Corporation (“BRCM”) on February 1, 2016 (the “Acquisition”), Broadcom Limited became the ultimate parent holding company of Avago and BRCM. This is the first proxy statement we have filed following the Acquisition. As the Acquisition closed on February 1, 2016, the information reported in this Proxy Statement principally relates to our predecessor, Avago, for the period prior to the Acquisition, including the discussion of compensation and other information for our fiscal year ended November 1, 2015 (“Fiscal Year 2015”). Unless the context otherwise requires, references in this Proxy Statement to “Broadcom,” “the Company,” “we,” “our,” “us” and similar terms are to Broadcom Limited from and after the effective time of the Acquisition and, prior to that time, to our predecessor, Avago.

Proxy Mailing. This Proxy Statement, the enclosed Proxy Card and the Notice were first made available on or about February 23, 2016 to shareholders of record as of February 12, 2016.

Costs of Solicitation. We will bear the cost of soliciting proxies. We have retained Georgeson Inc., an independent proxy solicitation firm, to assist us in soliciting proxies for an estimated fee of $12,500 plus reimbursement of reasonable expenses. We and/or our agents, including certain of our officers, directors and employees, may solicit proxies by mail, telephone, e-mail, fax or in person. No additional compensation will be paid to our officers, directors or employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees, trustees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our ordinary shares or non-economic voting preference shares.

Our Registered Office. The mailing address of our registered office is 1 Yishun Avenue 7, Singapore 768923. Please note, however, that any communications from holders of our ordinary shares should be directed to the attention of our General Counsel at the offices of our subsidiary Avago Technologies U.S. Inc., at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A.

Financial Statements; Presentation. In accordance with the laws of Singapore, our Singapore statutory financial statements for the period from May 1, 2015 to November 1, 2015 are provided with this Proxy Statement. Except as otherwise stated herein, all monetary amounts in this Proxy Statement have been presented in U.S. dollars.

VOTING RIGHTS AND SOLICITATION OF PROXIES

We have two classes of shares outstanding, (i) our ordinary shares, no par value, and (ii) our non-economic voting preference shares, no par value (the “Special Voting Shares” or “Special Preference Shares”), with each class of shares having one vote per share.

The close of business on February 12, 2016, is the record date for holders of our ordinary shares and Special Voting Shares entitled to notice of the 2016 AGM (the “Record Date”). As of the Record Date, we had 390,315,850 ordinary shares and 22,804,591 Special Voting Shares issued and outstanding. All of our ordinary shares and Special Voting Shares issued and outstanding on April 6, 2016 are entitled to be voted at the 2016 AGM, voting together as a single class on each matter being put before the meeting.

The Special Voting Shares were allotted and issued to Computershare Trust Company, N.A. (“Computershare”) pursuant to a Voting Trust Agreement, dated February 1, 2016 (the “Voting Trust”), among the Company, Broadcom Cayman, L.P., a subsidiary of Broadcom (the “Partnership”), and Computershare, as trustee (the “Trustee”). In connection with the Acquisition, certain former shareholders of BRCM elected to receive restricted exchangeable units in the Partnership (“Restricted Units”) in exchange for BRCM shares. The number of issued Special Voting Shares is equal to the number of outstanding Restricted Units, and holders of Restricted Units are entitled to direct the Trustee to vote one Special Voting Share for each Restricted Unit that they hold, pursuant to the terms of the Voting Trust.

Proxies. Ordinary shares and Special Voting Shares represented by proxies, which are properly executed and received by us in accordance with the instructions set forth in the Notice, will be voted by the individuals named therein—Hock E. Tan, Anthony E. Maslowski or Patricia H. McCall or any of them, with full power of substitution (together, the “Proxy Holders”)—at the 2016 AGM in accordance with the shareholders’ instructions set forth in the proxy. A proxy holder need not also be a shareholder. The receipt and use by the Company and its agents, representatives and service providers of a shareholder’s, and their proxies’ or representatives’, personal data in connection with the 2016 AGM and related solicitation of proxies is governed by Article 102 of the Constitution.

If you sign and return your proxy but do not indicate how your shares are to be voted, then shares represented by proxies will be voted by the Proxy Holders in accordance with our Board’s recommendations: FOR the election of our Board nominees named in Proposals 1(a) to 1(j); and FOR each of Proposals 2 to 4.

Management does not know of any matters to be presented at the 2016 AGM other than those set forth in this Proxy Statement and in the Notice accompanying this Proxy Statement, nor have we received notice of any matter by the deadline prescribed by Securities and Exchange Commission (“SEC”) Rule 14a-4(c). Without limiting our ability to apply the advance notice provisions in our Constitution with respect to the procedures that must be followed for a matter to be properly presented at an annual general meeting of shareholders, if other matters should properly come before the 2016 AGM, the Proxy Holders will vote on such matters in accordance with their best judgment.

Ordinary Shares

Any registered shareholder (shareholder of record who owns our ordinary shares in their own name registered with our transfer agent, Computershare) entitled to attend and vote at the 2016 AGM has the right to revoke his or her proxy at any time prior to voting at the 2016 AGM by (i) submitting a subsequently dated proxy, which, if not delivered in person at the meeting, must be received by us c/o Proxy Services, c/o Computershare Investor Services, P.O. Box 43101, Providence, RI 02940-5067, no later than 9:00 a.m. (Pacific Time) on April 4, 2016, or (ii) by attending the meeting and voting in person.

If you are an institution and hold your ordinary shares in a participant account with The Depository Trust Company (“DTC”), vote your shares through DTC’s procedures. Your shares must be voted by 9:00 a.m. (Pacific Time) on April 4, 2016. You may not vote your shares in person at the 2016 AGM unless you obtain a legal proxy from DTC.

If your ordinary shares are held in “street name” through a broker, bank, or other nominee, you have the right to instruct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank or nominee will send you a voting instruction form for you to use to direct how your shares should be voted. Your shares must be voted by such time as may be specified by your broker, bank or nominee, which may be earlier than 9:00 a.m. (Pacific Time) on April 4, 2016. If you wish to change or revoke your voting instructions, you will need to contact your broker, bank or other nominee holding your ordinary shares and follow their instructions. You may not vote your shares in person at the 2016 AGM unless you obtain a legal proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares instead of the broker, bank or other nominee holding your shares. If your ordinary shares are held in the name of a broker, trust, bank or other nominee, in order to be admitted to the 2016 AGM you will need to bring a letter or recent account statement from that broker, bank or other nominee that confirms that you are the beneficial owner of those shares, as well as a picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

If you hold ordinary shares as, or through, a participant in DTC, we understand that in order for your vote to be counted at the 2016 AGM, you must have been a holder of shares as at, and with effect from, February 12, 2016, the Record Date. If you become a beneficial holder of shares after February 12, 2016 but before the meeting date and you wish to vote your shares, you must become a registered shareholder prior to the meeting date and (i) request a proxy card and return it to Computershare Investor Services in accordance with the procedures noted above or (ii) attend the meeting and vote in person. Please contact your broker, bank or other nominee holding your shares if you wish to become a registered shareholder.

Special Voting Shares

If you hold Restricted Units, you must instruct the Trustee on how to vote your corresponding number of Special Voting Shares. The Trustee will inform you as to the manner in which such voting instructions are to be given to the Trustee, including the date and time by which such instructions must be received by the Trustee. If you wish to change or revoke your voting instructions, you must contact the Trustee and follow the Trustee’s instructions. If you do not provide instructions to the Trustee on how to vote your corresponding Special Voting Shares, those shares will not be voted at the 2016 AGM. Only the Trustee may vote Special Voting Shares, either by proxy or in person at the 2016 AGM. You may not vote at the 2016 AGM unless you obtain a legal proxy from the Trustee, giving you the right to vote your corresponding number of Special Voting Shares instead of the Trustee. Holders of Restricted Units, in order to be admitted to the 2016 AGM, will need to bring a legal proxy from the Trustee in respect of the corresponding number of Special Voting Shares, as well as picture identification, such as a valid driver’s license or passport, for purposes of personal identification.

Quorum. Representation at the 2016 AGM of shareholders entitled to vote, in person or by proxy or representative, and holding among them at least a majority of all issued and outstanding ordinary shares and Special Voting Shares, treated as a single class, is required to constitute a quorum.

Required Vote. With respect to Proposals 1(a) to (j) (election of directors), nominees receiving the highest number of affirmative votes of the ordinary shares and Special Voting Shares, taken as a single class, represented at the 2016 AGM and voting on the proposal shall be elected, provided that such number of affirmative votes must be at least a majority of such shares represented and voting on the proposal.

The affirmative vote of shareholders holding at least a majority of the ordinary shares and Special Voting Shares, taken as a single class, represented at the 2016 AGM and voting on the proposal is required to approve each of Proposal 2 (the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and independent Singapore auditor), Proposal 3 (authorization of share allotments and issuances) and Proposal 4 (non-employee directors’ cash compensation).

Abstentions and Broker Non-Votes. Abstentions and “broker non-votes” are counted in determining whether a quorum is present at the 2016 AGM, but are not counted in, and have no effect on, determining whether a proposal has been approved. A “broker non-vote” occurs when a bank, broker or other nominee holding ordinary shares on behalf of a beneficial owner cannot vote those shares because it (1) has not received voting instructions from such beneficial owner and (2) lacks discretionary voting power to vote those shares. If you are a beneficial owner of ordinary shares, your bank, broker or other nominee is entitled to vote your shares on “routine” matters, even if it does not receive voting instructions from you. Proposal 2 (re-appointment of auditors) is the only routine matter to be voted on at the 2016 AGM.

Voting Procedures and Tabulation. We have appointed a representative of Computershare as the inspector of elections of the 2016 AGM. The inspector of elections will determine the number of ordinary shares and Special Voting Shares outstanding and represented at the 2016 AGM and the validity of proxies and ballots, and will count and tabulate all affirmative and negative votes, abstentions and broker non-votes. The determination of the inspector as to the validity of proxies will be final and binding.

PROPOSAL 1:

ELECTION OF DIRECTORS

General

Pursuant to the Singapore Companies Act, Chapter 50 (the “Singapore Companies Act”) and our Constitution, our Board must have at least one director who is ordinarily resident in Singapore. Pursuant to our Constitution, our Board may consist of no more than 13 directors. Our Board currently consists of 10 members and each of our directors is elected annually.

Director Nominees

Directors are elected at each annual general meeting of shareholders to hold office until the next annual general meeting of shareholders. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the 10 individuals below for election as directors, nine of whom are currently directors of the Company. Our Board expects that each of the nominees listed below will be available to serve as a director. Shareholders may not vote their proxies for a greater number of persons than the number of nominees named below.

In considering whether the director nominees have the experience, qualifications, attributes and skills, taken as a whole, to serve as directors of our Company, in light of our business and structure, the Nominating and Corporate Governance Committee and our Board focused primarily on the information discussed in each of the director nominee’s biographical information set forth below. Our Board believes that each nominee has relevant experience, personal and professional integrity, the ability to make independent, analytical inquiries, experience with and understanding of our business and business environment and willingness and ability to devote adequate time to Board duties. We also believe that the director nominees together have the skills and experience to form a board that is well suited to oversee our Company.

The following table sets forth certain information concerning the nominees for directors of our Company as of February 22, 2016.

(a) Hock E. Tan Age 64 President, Chief Executive Officer and Director since March 2006	Mr. Tan has served as our President, Chief Executive Officer since March 2006. From September 2005 to January 2008, he served as Chairman of the board of directors of Integrated Device Technology, Inc. (“IDT”). Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of Integrated Circuit Systems, Inc. (“ICS”), from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988. Mr. Tan’s qualifications to serve on our Board include his role as our Chief Executive Officer, his extensive career in the technology industry in general and in the semiconductor industry in particular, including service as the chairman of the board of directors of a publicly-traded semiconductor company, and his extensive knowledge of our business developed over the course of his career at our Company.

(b) James V. Diller Age 80 Chairman of the Board Director since April 2006	Mr. Diller was a founder of PMC-Sierra, Inc., serving as PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller also served as a director of PMC since its formation in 1983 until December 2013. Mr. Diller was Chairman of PMC’s board of directors from July 1993 until February 2000, and was its Vice Chairman from February 2000 until December 2013. Mr. Diller served as a director of Intersil Corporation from May 2002 to April 2015 and as its interim President and Chief Executive Officer from December 2012 to March 2013. Mr. Diller’s qualifications to serve on our Board include his more than 50 years of experience in semiconductor company management and oversight in positions such as Chief Executive Officer, President and General Manager and chairman of the board of directors, and his experience as a product development engineer.

(c) Lewis C. Eggebrecht Age 72 Director since April 2014	Mr. Eggebrecht served as Vice President and Chief Scientist of ICS from 1998 through May 2003. Mr. Eggebrecht has held various other technical and executive management positions for more than 30 years, including as Chief Multimedia Architect at Phillips Semiconductor Manufacturing Inc., as Graphics Architect at S3 Graphics Limited, and Vice President of Research and Development at Commodore International Limited, and as a small systems architect for 15 years at International Business Machines Corporation (“IBM”). While at IBM, Mr. Eggebrecht was the Chief Architect and Design Team Leader on the original IBM PC. He has also previously served on the board of directors of a number of public and private companies, including, most recently, as a director of Integrated Device Technology Inc., where he served as a director from 2005 to 2012, and as a director of ICS from 2004 to 2005. Mr. Eggebrecht holds six patents on the IBM PC and has authored two books on PC architecture, over 20 IBM Technical Disclosure Bulletins and trade press articles. Mr. Eggebrecht also serves on the board of directors of a number of private companies. Mr. Eggebrecht’s qualifications to serve on our Board include his extensive experience in personal computer architecture, integrated circuit design and networking, wireless and timing technologies, as well as his experience serving on the board of directors of other public technology companies.

(d) Kenneth Y. Hao Age 47 Director since September 2005	Mr. Hao is a Managing Partner and Managing Director of Silver Lake Partners (“Silver Lake”). Prior to joining Silver Lake in 2000, Mr. Hao was an investment banker with Hambrecht & Quist for 10 years, most recently serving as a Managing Director in the Technology Investment Banking group. Mr. Hao has spent his career investing in and advising technology companies. Mr. Hao also serves or has served on the board of directors of a number of Silver Lake portfolio companies. Mr. Hao’s qualifications to serve on our Board include his depth of experience in financial and investment matters and his familiarity with a broad range of companies in technology industries.

(e) Eddy W. Hartenstein Age 65 Director since February 2016	Mr. Hartenstein was the publisher and Chief Executive Officer of the Los Angeles Times from August 2008 to August 2014. In addition, he served as co-President of the Tribune Company from October 2010 to May 2011 and as President and Chief Executive Officer from May 2011 to January 2013, during which time he oversaw the restructuring of the company through its Chapter 11 bankruptcy protection in December 2008 and subsequent emergence from bankruptcy in December 2012. Previously, Mr. Hartenstein was Vice Chairman and a member of the board of directors of The DIRECTV Group Inc. (formerly Hughes Electronics Corp.), from December 2003 until his retirement in December 2004. He served as Chairman and Chief Executive Officer of DIRECTV Inc. from late 2001 through 2004 and as President from its inception in 1990 to 2001. Prior to those roles, he served in various capacities for Hughes Communications Inc., Equatorial Communications Services Co., and NASA’s Jet Propulsion Laboratory. Mr. Hartenstein is a member of the National Academy of Engineering, was inducted into the Broadcasting and Cable Hall of Fame in 2002, received an Emmy® Award for lifetime achievement from the National Academy of Television Arts and Sciences in 2007 and was inducted into the Consumer Electronics Hall of Fame in 2008. He currently serves on the board of SanDisk Corp., where he also serves on the nominating and governance committee and as chairman of the compensation committee; as Chairman and lead independent director of the board of SIRIUS XM Radio Inc., where he also serves as chairman of the compensation committee; as non-executive chairman of the board of Tribune Publishing Company; and as a director on the board of Rovi Corporation, where he also serves on the strategic committee. Mr. Hartenstein also served as a director of BRCM from June 2008 through January 2016. Mr. Hartenstein’s qualifications to serve on our Board include his business leadership and extensive senior management experience, including successfully creating and entering new markets, as well as his considerable public company directorial and governance experience.

(f) Justine F. Lien Age 53 Director since June 2008	Ms. Lien served as the Chief Financial Officer, Vice President of Finance, Treasurer, and Secretary of Integrated Circuit Systems, Inc., from May 1999 to September 2005 when ICS merged with Integrated Device Technologies, Inc., following which Ms. Lien retired. She joined ICS in 1993, holding titles including Director of Finance and Administration and Assistant Treasurer. Ms. Lien serves as a director and chairperson of the Audit Committee of SunEdison Semiconductor Limited, and served as a director of Techwell, Inc. from January 2006 until July 2010, where she also served as the chairperson of the audit committee. Ms. Lien holds a B.A. degree in accounting from Immaculata College and an M.T. degree in taxation from Villanova University. Ms. Lien’s qualifications to serve on our Board include her career in senior financial management positions with, and on the board of directors of, semiconductor companies, and her education and training as an accounting professional.

(g) Donald Macleod Age 67 Director since November 2007	Mr. Macleod joined National Semiconductor Corporation in February 1978 and served as its President and Chief Executive Officer from November 2009 to September 2011, when National Semiconductor Corporation was acquired by Texas Instruments Incorporated. He served as National Semiconductor Corporation’s President and Chief Operating Officer from the beginning of 2005 until November 2009, and before that he held various other executive and senior management positions at the company including Executive Vice President and Chief Operating Officer and Executive Vice President, Finance and Chief Financial Officer. Mr. Macleod served as the Chairman of the board of directors of National Semiconductor Corporation from May 2010 to September 2011. Mr. Macleod serves as the Chairman of the board of directors of Intersil Corporation and also serves as a director of Knowles Corporation. Mr. Macleod also serves on the board of directors of a number of private companies and business organizations. Mr. Macleod’s qualifications to serve on our Board include his more than 30 years of experience in senior management and executive positions in the semiconductor industry, both in Europe and in the United States, and his accounting and finance qualifications and experience.

(h) Peter J. Marks Age 62 Director since December 2013	Mr. Marks is the Chief Executive Officer of Executive Consultant, which he founded in 2013, where he advises business leaders on leadership. Prior to this, Mr. Marks served in various senior management roles with Robert Bosch GmbH, which he originally joined in 1977 and where he remained until December 2011. Most recently, from 2006 until his departure in December 2011, Mr. Marks served as Chairman, President and Chief Executive Officer of Robert Bosch LLC, where he managed all of its business sectors in the Americas, and as a member of Board of Management of Robert Bosch GmbH, with responsibility for worldwide coordination for manufacturing and capital investment. Prior to that he also served as a senior executive of Robert Bosch GmbH responsible for various divisions; automotive electronics, semiconductors, body electronics/electric drivers and energy systems. Mr. Marks’ qualifications to serve on our Board include his extensive leadership experience in senior management and executive positions with multinational organization, as well as his familiarity with operational and strategic issues relating to technology focused companies with international operations.

(i) Henry S. Samueli, Ph.D. Age 61 Chief Technical Officer and Director since February 2016	Dr. Samueli has served as our Chief Technical Officer since February 1, 2016. He was a co-founder of BRCM and served as its Chief Technical Officer from its inception in 1991 to May 2008 and from December 2009 through January 2016. Dr. Samueli also served as BRCM’s Vice President of Research and Development from 1991 to May 2003 and as a technology advisor from May 2008 to December 2009. Dr. Samueli has also been a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department at the University of California, Irvine since 1985 (on leave of absence since 1995). He has also been a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department of the University of California, Irvine since 2003. Prior to BRCM, he was the Chief Scientist and one of the founders of PairGain Technologies. From 1980 until 1985, he was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering. Dr. Samueli served as Chairman or Co-Chairman of the board of directors of BRCM from 1991 to May 2008 and from May 2011 to January 2016. He received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. He is a named inventor in 74 U.S. patents. Dr. Samueli’s qualifications to serve on our Board include his over 35 years of advanced engineering and leadership experience in the fields of communications systems and digital signal processing. In addition, his co-founding of BRCM and his service as its Chief Technical Officer provide unique insights into, and understanding of, our operations, technologies and industry.

(j) Lucien Y.K. Wong Age 62 Nominee for Director	Mr. Wong has served as Chairman and a Senior Partner of Allen & Gledhill LLP (“A&G”), a law firm located in Singapore, since 2012 and previously served as its Managing Partner from 1998 to 2012. Mr. Wong serves on the board of directors of the following public listed companies: Hap Seng Plantations Holdings Berhad (listed in Malaysia); Singapore Airlines Ltd (listed in Singapore); and Singapore Press Holdings Limited (listed in Singapore). Mr. Wong served on the board of Cerebos Pacific Limited (listed in Singapore) from January 2004 to December 2012. Mr. Wong also serves as the Chairman of the Maritime and Port Authority of Singapore, as the Chairman of the board of directors of the Singapore International Arbitration Centre, as a member of the Board of Trustees for the Singapore Business Federation, and on the boards of a number of other private companies, including Temasek Holdings (Private) Limited. Mr. Wong’s qualifications to serve on our Board include his considerable public company directorial and governance experience, as well as his extensive legal expertise.

Mr. Hartenstein and Dr. Samueli were appointed to our Board upon, and in connection with, the closing of the Acquisition, pursuant to the terms of the Acquisition and Plan of Merger Agreement, dated May 28, 2015, among the Company, Avago, the Partnership, BRCM and the other parties thereto.

Currently, Mr. Bruno Guilmart is our Singapore resident director. However, Mr. Guilmart will not be standing for re-election at the 2016 AGM. Following the 2016 AGM, if elected, Mr. Wong will be our Singapore resident director. Due to the Singapore Companies Act requirement that we have at least one director who ordinarily resides in Singapore in office at all times, in the event that Mr. Wong is not elected at the 2016 AGM,

Mr. Guilmart will continue to serve as a director after the 2016 AGM until his qualifying successor (i.e., a Singapore resident director) is appointed. Below is certain information related to Mr. Guilmart as of February 16, 2016:

Mr. Guilmart, age 55, has served as a director on our Board since June 2013 and served as President, Chief Executive Officer and a director of Kulicke & Soffa Industries, Inc. (“K&S”), from September 2010 until his retirement in October 2015. Mr. Guilmart has also been a member of the board of directors of the Singapore Economic Development Board since February 2014. Prior to joining K&S, Mr. Guilmart was President and Chief Executive Officer of Lattice Semiconductor from 2008 until 2010. From 2003 until 2007, he was President and Chief Executive Officer of Advanced Interconnect Technologies (“AIT”), a TPG-Newbridge company. Mr. Guilmart subsequently became Chief Executive Officer of Unisem Group BhD (“Unisem”) after AIT was acquired by Unisem in 2007, where he served until July 2008. Prior to Unisem/AIT, Mr. Guilmart was senior vice president of worldwide sales and marketing at Chartered Semiconductor Manufacturing. He also held senior management and engineering positions with Cadence Design Systems, Temic Semiconductors and Hewlett-Packard Company. Mr. Guilmart’s qualifications to serve on our Board include his extensive experience in senior management and executive positions in the semiconductor industry, both in the United States and overseas.

In the event that a director resigns from our Board or otherwise becomes unwilling or unable to serve after the mailing of this Proxy Statement but before the 2016 AGM, our intention would be to make a public announcement of such resignation and either leave such Board seat vacant or appoint a substitute nominee in accordance with our Constitution. If such Board seat were left vacant, this would reduce the number of director nominees to be elected at the 2016 AGM. Votes received in respect of such director would not be counted in such circumstances. In the event that we instead propose to elect a different director nominee at the 2016 AGM to fill any such vacancy, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by our Board.

There are no family relationships between any of our directors or executive officers.

Our Board recommends a vote FOR the election of each of the director nominees in Proposals 1(a) to (j) listed above to our Board.

CORPORATE GOVERNANCE

Board of Directors

Our Constitution gives our Board general powers to manage our business. Our Board oversees and provides policy guidance on our strategic and business planning processes, oversees the conduct of our business by senior management and is principally responsible for the succession planning for our key executives, including our President and Chief Executive Officer.

Our Board held a total of 13 meetings during the Fiscal Year 2015. During Fiscal Year 2015, all directors attended at least 75% of the aggregate of the total number of meetings of our Board together with the total number of meetings held by all committees of our Board on which he or she served, counting only those meetings during which such person was a member of our Board and of the relevant committee(s). Our independent directors meet at regularly scheduled executive sessions without management participation.

Our Board has adopted a policy that encourages each director to attend the annual general meetings of our shareholders, but attendance is not required. All but one of our directors then serving attended Avago’s 2015 Annual General Meeting of Shareholders (“2015 AGM”).

Director Independence

Our Board has undertaken a review of the independence of each director and nominee for director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Our Board has made the determination that transactions or relationships between our Company and an entity where a director or nominee for director of our Board serves as a non-employee director and/or is the beneficial owner, directly or indirectly of less than 10% of such entity, or where a director or nominee for director of our Board serves on a non-employee advisory board of, or in a non-employee advisory capacity to, such an entity are presumed immaterial for the purposes of assessing a director’s independence.

In reviewing the directors’ independence, with respect to Mr. Hao our Board considered that (i) two entities affiliated with Silver Lake (the “Purchasers”), where Mr. Hao is a Managing Partner and a Managing Director, received an aggregate of 13,760,067 ordinary shares upon conversion of $1 billion aggregate principal amount of Avago’s 2.0% Convertible Senior Notes due 2021 (“Convertible Notes”) previously purchased from Avago by the Purchasers in a private placement and (ii) representatives of Silver Lake assisted Avago with the debt financing for the Acquisition, for which no payment was made, discussed in more detail under “Certain Relationships and Related Party Transactions” starting on page 67.

In considering the independence of Mr. Wong, the Board considered that Mr. Wong is Chairman and a Senior Partner of A&G, which firm provides legal services to the Company, in the ordinary course on an arms-length basis, the fees paid by the Company in respect of which have constituted less than 1% of total revenue of A&G in each of its preceding three fiscal years and its current fiscal year to date.

With respect to Mr. Guilmart, our Board considered that (i) Mr. Guilmart was, until October 2015, the President, Chief Executive Officer and a director of K&S, (ii) we occasionally make purchases of equipment and related replacement parts and equipment servicing from K&S, in the ordinary course on an arms-length basis, that have been immaterial both in amount and significance and (iii) Mr. Guilmart owns less than 1% of the outstanding shares of K&S.

As a result of its review, our Board has determined that Messrs. Diller, Eggebrecht, Hao, Hartenstein, Macleod, Marks, and Wong and Ms. Lien, representing eight of our 10 director nominees, are currently “independent directors” as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board previously determined that each of Mr. Guilmart and Mr. John Dickson, who served on our Board until May 8, 2015, was an “independent director”.

Directors With Significant Job Change

Our Board has adopted a policy that requires any director who retires from his or her present employment, or who materially changes his or her position, to submit an offer of resignation as a director of our Board. Our Board will then evaluate whether the individual should continue to sit on our Board in light of his or her new occupational status and decide whether or not to accept the director’s offer of resignation.

Board Leadership Structure and Role in Risk Management

Our Board believes that at the present time Broadcom and its shareholders are best served by a Board leadership structure in which the roles of the Chief Executive Officer and the Chairman of the Board are held by different individuals. Under this structure our Chief Executive Officer is generally responsible for setting the strategic direction of our Company and for the day-to-day leadership of our Company’s operations. The Chairman provides strong independent leadership to assist our Board in fulfilling its role of overseeing the management of Broadcom and its risk management practices, approves the agenda for meetings of our Board and presides over Board meetings and over the meetings of our non-management and independent directors in executive session. Currently, Mr. Tan serves as our President and Chief Executive Officer and Mr. Diller, an independent director, serves as Chairman of the Board.

Our Board is responsible for overseeing the management of risks facing our Company, both as a whole and through its committees. Our Board regularly reviews and discusses with management information regarding our operations, liquidity and credit, as well as the risks associated with each. The Audit Committee reviews and discusses with management significant financial, legal and regulatory risks and the steps management takes to monitor, control and report such exposures. It also oversees our Company’s periodic enterprise-wide risk evaluations conducted by management. The Compensation Committee oversees management of risks relating to our Company’s compensation plans and programs for executives and employees in general. The Nominating and Corporate Governance Committee oversees management of risks associated with Board governance, director independence and conflicts of interest. Additional details regarding the responsibilities of each of these committees is discussed in more detail below, under the heading “Board Committees” below. The committees report regularly to our Board on matters relating to the specific areas of risk the committees oversee. Members of management periodically report on our Company’s risk management policies and practices to the relevant Board committees and to the full Board.

Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The table below provides the current membership for each of the committees and the number of meetings held by each committee during Fiscal Year 2015.

Director	Audit Committee		Compensation Committee(1)		Nominating and Corporate Governance Committee(1)
James V. Diller			X		X	(C)
Lewis C. Eggebrecht			X
Bruno Guilmart					X
Eddy W. Hartenstein(2)			X		X
Justine F. Lien	X	(C)			X
Donald Macleod	X		X	(C)
Peter J. Marks	X
Number of meetings in Fiscal Year 2015	11		6		14

(C)	Denotes the Chairperson of the committee.
(1)	Mr. Dickson served on the committee during Fiscal Year 2015 until his resignation on May 8, 2015.

(2)	Mr. Hartenstein joined our Board on February 1, 2016, at which time he was appointed to the Compensation Committee and the Nominating and Corporate Governance Committee.

The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available in the “Investors—Corporate Governance” section of our website (http://investors.broadcom.com/phoenix.zhtml?c=203541&p=irol-govHighlights). Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A.

Audit Committee

The Audit Committee is currently comprised of Ms. Lien and Messrs. Macleod and Marks. The Audit Committee is responsible for assisting our Board with its oversight responsibilities regarding the following:

•	the quality and integrity of our financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of our independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements; and

•	related party transactions.

Each of the members of our Audit Committee meets the requirements for financial literacy, is an independent director and satisfies the requirements regarding audit committee membership under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. Our Board has also determined that Mr. Macleod is an audit committee financial expert under applicable SEC rules, and has the requisite financial sophistication required by applicable Nasdaq Stock Market rules. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Macleod, Diller, Eggebrecht and Hartenstein. Mr. Dickson also served on the Compensation Committee until his resignation on May 8, 2015. The Compensation Committee is responsible for determining our executives’ base compensation and incentive compensation, other than that of our Chief Executive Officer, including designing (in consultation with management or our Board) and recommending to our Board for approval and evaluating, our compensation plans, policies and programs, administering our equity-based plans and approving the terms of equity-based grants pursuant to those plans. Our Chief Executive Officer’s compensation is determined by the full Board, with input and recommendations from the Compensation Committee. To the extent permitted by applicable law, our Constitution and the Nasdaq Stock Market, the Compensation Committee may delegate its responsibilities to a subcommittee and may authorize members of our Human Resources department to carry out certain administrative duties regarding our compensation programs.

Each member of the Compensation Committee is, and during his service on the committee Mr. Dickson was, (i) an independent director, satisfying the requirements regarding compensation committee membership under the applicable rules and regulations of the SEC and the Nasdaq Stock Market and (ii) a non-employee director within the meaning of Section 16 of the Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market. For information on the processes and procedures followed by the Compensation Committee and our Board, and the role of its compensation consultant and our Chief Executive Officer, in the consideration and determination of executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 29 of this Proxy Statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently comprised of Ms. Lien and Messrs. Diller, Guilmart and Hartenstein. Mr. Dickson also served on the Nominating and Corporate Governance Committee until his resignation on May 8, 2015. The Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to become directors, recommending to our Board candidates for all directorships, overseeing the annual evaluation of our Board and its committees and taking a leadership role in shaping the corporate governance of the Company. Each member of the Nominating and Corporate Governance Committee is an independent director as defined under the applicable rules and regulations of the SEC and the Nasdaq Stock Market. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and the Nasdaq Stock Market.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by its members, by other Board members and members of our management, as well as those identified by any third-party search firms retained by it to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee will also consider recommendations for director candidates submitted by our shareholders if they meet the specific criteria set forth under “Shareholder Nominations to Our Board of Directors” below. The Nominating and Corporate Governance Committee will evaluate and recommend to our Board qualified candidates for election, re-election or appointment to our Board, as applicable.

When evaluating director candidates, the Nominating and Corporate Governance Committee seeks to ensure that our Board has the requisite skills, experience and expertise and that its members consist of persons with appropriately diverse and independent backgrounds. The Nominating and Corporate Governance Committee will consider all aspects of a candidate’s qualifications in the context of the needs of the Company, including: independence from management; personal and professional integrity, ethics and values; experience and expertise as an officer in corporate management; experience in the Company’s industry and international business and familiarity with the Company; experience as a board member of another publicly traded company; practical and mature business judgment; current Board size and composition and the extent to which a candidate would fill a present need on our Board; and the other ongoing commitments and obligations of the candidate. However, the Nominating and Corporate Governance Committee does not have any minimum criteria for director candidates. Consideration of new director candidates will typically involve a series of internal discussions, review of information concerning candidates and interviews with selected candidates.

Shareholder Communications With Our Board

Holders of our ordinary shares may communicate with our Board at the following address:

The Board of Directors

Broadcom Limited

c/o General Counsel

Avago Technologies U.S. Inc.

1320 Ridder Park Drive

San Jose, CA 95131

U.S.A.

Communications are distributed to our Board or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is excluded will be made available to any director upon request.

Shareholder Nominations to Our Board of Directors

Under our Constitution, no person is eligible for appointment as a director at any general meeting of shareholders (including an incumbent director), without the recommendation of our Board for election; except for persons proposed by (a) a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up ordinary shares (excluding treasury shares), which member or members, not less than 10 days before, or (b) a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up ordinary shares (excluding treasury shares), which member or members, not less than 120 days before, the date of the notice provided to members in connection with the general meeting provide(s) us with a written notice signed by such member or members (other than the person to be proposed for appointment), who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held ordinary shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

Holders of our ordinary shares can recommend qualified candidates for our Board by submitting recommendations to our General Counsel, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A. Submissions that include the following requirements will be forwarded to our Board for review and consideration:

•	the candidate’s name and personal and business addresses;

•

a resume or curriculum vitae describing the candidate’s principal occupation, business experience, education and other relevant qualifications, and an explanation that clearly indicates how he or she has the necessary experiences, skills and qualifications to serve as a director;

•

a description of any relationship, agreement or understanding between the candidate or any affiliate of the candidate and any customer, supplier or competitor of our, or any other relationship or understanding that might be relevant to a determination of the independence of the candidate as director, or affect the independent status of our independent registered public accounting firm;

•

a statement as to whether or not, during the past 10 years, the candidate has been convicted in a criminal proceeding (excluding minor traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past 10 years, and any other information that would be required under SEC rules to be included a proxy statement soliciting proxies for the election of such candidate as a director;

•	a signed statement from the candidate that he or she consents to serve on our Board if elected and that he or she is not disqualified under the Singapore Companies Act from acting as a director; and

•

a statement from the person submitting the candidate that he or she is the registered holder of ordinary shares, or if the shareholder is not the registered holder, a written statement from the record holder of the ordinary shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of ordinary shares.

Qualified director candidates suggested by holders of our ordinary shares will be evaluated in the same manner as any other candidate for election to our Board (other than those standing for re-election).

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct that is applicable to all members of our Board, executive officers and employees, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. A copy of the Code of Ethics and Business Conduct is available in the “Investors—Corporate Governance” section of our website (http://investors.broadcom.com/phoenix.zhtml?c=203541&p=irol-govHighlights) under “Code of Ethics and Business Conduct.” Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A.

Corporate Governance Guidelines

Our Board is committed to using sound corporate governance practices to help fulfill our responsibilities to our shareholders. As such, our Board has adopted formal Corporate Governance Guidelines to clarify how it exercises its responsibilities and provide a framework within which it will conduct its business. A copy of the Corporate Governance Guidelines is available in the “Investors—Corporate Governance” section of our website (http://investors.broadcom.com/phoenix.zhtml?c=203541&p=irol-govHighlights) under “Corporate Governance Guidelines.” Shareholders may also request a copy in print from: Investor Relations, c/o Avago Technologies U.S. Inc., 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee, Messrs. Macleod, Diller and Eggebrecht, are not, and have never been, officers or employees of our Company. During Fiscal Year 2015, none of our executive officers served on the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

Risk Assessment and Compensation Practices

Our management conducted its annual review of our Company’s compensation policies and practices for our employees, as they relate to our risk management, in January 2016, and reported their findings to the Compensation Committee. Management has concluded that our compensation policies and practices (described in more detail under “Compensation Discussion and Analysis” and “Executive Compensation” below) balance short- and long-term goals and awards, as well as the mix of the cash and equity components. Based upon this review, we believe the elements of our compensation programs do not encourage unnecessary or excessive risk-taking, and are not reasonably likely to have a material adverse effect on our Company in the future.

Forward-Looking Statements

This Proxy Statement, including the preceding paragraph, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in Avago’s Annual Report on Form 10-K for Fiscal Year 2015 (the “2015 Form 10-K”), and as may be updated in our subsequent SEC filings.

Compensation Consultant

The Compensation Committee has retained Compensia, Inc. (“Compensia”) as its compensation consultant to advise the committee on executives’ and directors’ compensation. Compensia has not provided and does not provide any other services to the Company that are not at the direction of the Compensation Committee. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the Compensation Committee.

Director Share Ownership Guidelines

The director share ownership guidelines, as adopted in February 2016, encourage our non-employees directors to hold ordinary shares of the Company having a fair market value equal to three times the annual cash retainer paid to non-employee directors for service on our Board (which amounts to $195,000 currently, or $240,000 if Proposal 4 is approved by shareholders), measured using the closing price per ordinary share as quoted on the Nasdaq Stock Market on the date of valuation. Outstanding Company restricted share units (“RSUs”) held by a director count in full toward achieving the guideline level of share ownership. The guidelines encourage our non-employee directors to reach this goal within five years of the date of their appointment or election to our Board (or such earlier date on which they were originally appointed or elected to the Avago board of directors, if applicable), whichever is later, and to hold at least such minimum value in shares for as long as he or she serves on our Board. As of February 12, 2016, all of our non-employee directors had achieved the guideline level of share ownership.

DIRECTORS’ COMPENSATION

Our non-employee directors receive cash compensation and certain equity awards in consideration for their service on our Board, as set forth in more detail below. Non-employee directors are reimbursed, or we pay, for travel and other out-of-pocket expenses related to their attendance at Board and committee meetings. Non-employee directors do not receive any non-equity incentive compensation, or participate in any Company pension plan or deferred compensation plan. Under the laws of Singapore, our shareholders must approve all cash compensation paid to our non-employee directors. We do not compensate our management directors for their service on our Board or any committee of our Board.

Non-Employee Directors’ Cash Compensation

Current Cash Compensation

Our shareholders previously approved the current cash compensation arrangements for our non-employee directors (which are those directors not employed by us or any subsidiary). We currently pay the following annual cash compensation to our non-employee directors as follows, payable quarterly:

	Current Annual Fees
	Non-Employee Directors		Independent Non-Employee Directors
Board membership (including the Chairperson of the Board)	$65,000	*	$65,000	*
Chairperson of the Board	—		$80,000	*
Committee membership (other than committee chairperson)	—		$10,000
Chairperson of the Audit Committee	—		$25,000
Chairperson of the Compensation Committee	—		$15,000
Chairperson of the Nominating and Corporate Governance Committee	—		$12,500

*	Prior to Avago’s 2015 AGM, the annual cash compensation payable to directors (including the Chairperson of the Board) for Board membership was $60,000, and the additional annual cash compensation payable to the Chairperson of the Board was $60,000.

Proposed Cash Compensation

In December 2015, the Compensation Committee, assisted by Compensia, the committee’s independent compensation consultant, conducted a review of our non-employee director compensation program. This review was conducted to ascertain whether our non-employee directors’ compensation was competitive with that of our peer group of companies, which group is discussed below under the heading “Compensation Discussion and Analysis”. The Compensation Committee reviewed, among other things, the current cash and equity compensation of our non-employee directors, the total compensation of our non-employee Chairperson of the Board, and the total compensation of our non-employee directors serving on the committees of our Board. The Compensation Committee, with the assistance of Compensia, also took into consideration compensation trends for non-employee directors.

Based on Compensia’s review and analysis of the compensation practices of our peer group, the Compensation Committee determined that our non-employee director program delivered average total direct compensation at below the 25th percentile of the peer group reviewed. In particular:

•	average cash compensation paid to our non-employee directors for service on our Board was at the 10th percentile of cash compensation paid to non-employee directors within the peer group;

•	average cash compensation paid for service as the Chairperson of the Board and the Chairperson of each of the committees of our Board were at the bottom of the peer group;

•	average cash compensation paid for service on the Audit Committee was at the 25th percentile within the peer group; and

•	average cash compensation paid for service on the Nominating and Corporate Governance Committee was at the 90th percentile within the peer group.

Based on Compensia’s analysis, and upon the recommendation of the Compensation Committee, in December 2015 our Board approved changes to our non-employee directors’ cash and equity compensation, subject to shareholders’ approval of changes to our non-employee directors’ cash compensation at the 2016 AGM, as required by Singapore law. As directors’ cash compensation runs from annual general meeting to annual general meeting, changes in directors’ cash compensation will take effect commencing on April 7, 2016, the day after our 2016 AGM, if they are approved by shareholders at that meeting. If Proposal 4 (non-employee directors’ cash compensation) is approved by shareholders, with effect from April 7, 2016 non-employee directors’ cash compensation for service on the Board and its committees will be as follows:

	Proposed Annual Fees
	Non-Employee Directors+	Independent Non-Employee Directors+
Board membership (including the Chairperson of the Board)	$80,000	$80,000
Chairperson of the Board	—	$150,000
Chairperson of the Audit Committee	—	$35,000
Chairperson of the Compensation Committee	—	$22,500
Chairperson of the Nominating and Corporate Governance Committee	—	$18,500
Membership of Audit Committee (other than committee chairperson)	—	$12,500
Membership of Compensation Committee (other than committee chairperson)	—	$10,000	*
Membership of Nominating and Corporate Governance Committee (other than committee chairperson)	—	$6,000	†

+	50th percentile of peer group reviewed.
*	Unchanged
†	Reduced compared to current compensation

If shareholders do not approve Proposal 4, the non-employee directors’ current cash compensation will remain in effect.

Non-Employee Directors’ Equity Compensation

During Fiscal Year 2015, our non-employee directors were entitled to receive the following equity compensation:

•

upon appointment to our Board, an initial RSU award with a fair market value of $600,000 on the date of grant (the “Initial Award”), issued under the Avago Technologies Limited 2009 Equity Incentive Award Plan (the “2009 Plan”), with such award vesting one-third annually over three years, subject to the director’s continued service on our Board; and

•

commencing in the fourth year of service, an RSU award under the 2009 Plan with a fair market value of $200,000 on the date of grant, to be granted on the date of each annual general meeting of shareholders occurring in and after the director’s fourth year of service, subject to the director’s re-election at such meeting, with such award vesting in full one year from the date of grant, subject to the director’s continued service on our Board (“Annual Award”).

To determine the number of shares to be awarded to a non-employee director pursuant to any such grant, the fair market value of the grant is divided by the average of our per share closing market prices, as quoted on the Nasdaq Global Select Market, over the 30 calendar days immediately preceding the date of grant.

Prior to February 2015, our non-employee directors equity compensation consisted of a mix of options to purchase ordinary shares, having a term of five years from the date of grant, and RSUs, which were granted and which vest on substantially the same schedule described above.

In connection with the Compensation Committee’s review of our non-employee directors’ compensation program, discussed above, and on the Compensation Committee’s recommendation, effective December 8, 2015, the Board approved changes to the equity compensation of our directors, reducing the fair market value and the vesting term of a new director’s Initial Award to $200,000 and one year from the date of grant, respectively, with such award to be prorated to reflect the portion of a year to be served between the time of such director’s appointment and the expected date of the Company’s next annual general meeting of shareholders. In addition, all new non-employee directors appointed to the Board after December 8, 2015, will be entitled to receive an Annual Award, as set forth above, commencing in their first year of service.

Directors’ Compensation for Fiscal Year 2015

The following table sets forth information regarding compensation earned by our non-employee directors during Fiscal Year 2015.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Dividends(2)		Total
John T. Dickson(3)	$42,500	—	—		$42,500
James V. Diller	$155,000	$197,172	$186,000	(4)	$538,172
Lewis C. Eggebrecht	$72,500	—	—		$72,500
Bruno Guilmart	$72,500	—	—		$72,500
Kenneth Y. Hao	$62,500	$197,172	$77,500	(5)	$337,172
Eddy W. Hartenstein(6)	—	—	—		—
Justine F. Lien	$97,500	$197,172	—		$294,672
Donald Macleod	$87,500	$197,172	—		$284,672
Peter J. Marks	$72,500	—	—		$72,500

(1)	Represents the grant date fair value of RSU awards granted in Fiscal Year 2015, determined in accordance with Accounting Standards Codification Topic Number 718 (“ASC 718”). The grant date fair value of RSU awards is based on the closing price of our ordinary shares on the date of grant. For a discussion of valuation assumptions used in the calculation of the grant date fair value of option awards, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 8 of Avago’s 2015 Form 10-K. The amounts shown represent the grant date fair value of 1,563 RSUs granted to the director on April 8, 2015. The table below shows the aggregate number of ordinary shares underlying the stock options and RSUs held by our non-employee directors as of November 1, 2015:

Name	Number of Ordinary Shares Underlying Restricted Share Units (#)	Number of Ordinary Shares Underlying Outstanding Stock Options (#)
James V. Diller	1,563	15,077
Lewis C. Eggebrecht	3,414	15,361
Bruno Guilmart	2,566	20,094
Kenneth Y. Hao	1,563	29,893
Justine F. Lien	1,563	15,077
Donald Macleod	1,563	5,223
Peter J. Marks	5,217	23,474
(2)

Represents dividends paid on shares received upon exercise of options previously granted to the director as compensation, as dividends were not factored into the grant date fair value for the options because they were granted prior to our adoption of ASC 718. These option awards were accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation.”
(3)	Mr. Dickson resigned from our Board on May 8, 2015.
(4)	Shares on which dividends were paid are held by Mr. Diller as Trustee for the James & June Diller Trust UA dated 7/20/77, for the June P. Diller Annuity Trust—2010B dated May 10, 2010 and for the James V. Diller Annuity Trust—2010B dated May 10, 2010.
(5)	Pursuant to Mr. Hao’s arrangement with Silver Lake, dividends on shares received by Mr. Hao upon the exercise of certain options, or the vesting of certain RSUs, received as director compensation are required to be remitted to Silver Lake.
(6)	Mr. Hartenstein was appointed to our Board on February 1, 2016 upon the closing of the Acquisition.

PROPOSAL 2:

APPROVAL OF THE RE-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND INDEPENDENT SINGAPORE AUDITOR FOR FISCAL YEAR 2016 AND AUTHORIZATION OF THE AUDIT COMMITTEE TO FIX ITS REMUNERATION

PricewaterhouseCoopers LLP is our independent registered public accounting firm in the U.S. and audits our consolidated financial statements. During Fiscal Year 2015, PricewaterhouseCoopers LLP in Singapore was our independent Singapore auditor of our Singapore statutory financial statements. Pursuant to Section 205(2) and 205(4) of the Singapore Companies Act, any appointment after our Board’s initial appointment of our independent Singapore auditor, or its subsequent removal, requires the approval of our shareholders. The Audit Committee has approved, subject to shareholder approval, the re-appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and the independent Singapore auditor for the fiscal year ending October 30, 2016 (“Fiscal Year 2016”). Pursuant to Section 205(16) of the Singapore Companies Act, the remuneration of a company’s auditors shall be fixed by the shareholders in a general meeting or the shareholders may authorize directors to fix the remuneration. Our Board believes that it is appropriate for the Audit Committee, as part of its oversight responsibilities, to fix the auditors’ remuneration. Our Board is therefore also requesting that the shareholders authorize the Audit Committee to fix the auditors’ remuneration for service rendered through our 2017 Annual General Meeting of Shareholders (the “2017 AGM”). We expect a representative from PricewaterhouseCoopers LLP to be present at the 2016 AGM. This representative will have the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Principal Accounting Fees and Services

Set forth below are the aggregate fees charged to Avago for the services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, relating to Fiscal Year 2015 and the fiscal year ended November 2, 2014 (“Fiscal Year 2014”).

	Fiscal Year 2015	Fiscal Year 2014
	($ in thousands)
Audit Fees	$5,300	$6,504
Audit-Related Fees	180	204
Tax Fees	1,161	2,569
All Other Fees	3	596

Total	$6,644	$9,873

Audit Fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, audit of internal control over financial reporting, the review of our quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years, such as statutory audits. The fees for Fiscal Year 2014 and Fiscal Year 2015 include fees related to business combination accounting for our recently closed acquisitions.

Audit-Related Fees consist of fees for assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements and not included in Audit Fees. In Fiscal Year 2014 and Fiscal Year 2015, these fees included fees related to providing certification audits to the Singapore Economic Development Board in connection with our tax incentive arrangements in Singapore and consultations relating to our business development activities.

Tax Fees consist of fees incurred for various tax transfer pricing studies in Fiscal Year 2014 and Fiscal Year 2015, restructuring consultation for a recently completed acquisition in Fiscal Year 2015, and research and development credit consultations and customs duty assistance in Fiscal Year 2014.

All Other Fees consist of fees for professional services rendered by our independent registered public accounting firm for permissible non-audit services. In Fiscal Year 2014 and Fiscal Year 2015, these fees consisted of a license for specialized accounting research software.

In considering the nature of the services provided by PricewaterhouseCoopers LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and our management to determine that they are permitted under the rules and regulation concerning independent registered public accounting firms’ independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Except as stated above, there were no other fees billed to Avago by PricewaterhouseCoopers LLP for Fiscal Year 2014 and Fiscal Year 2015. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for selecting the independent registered public accounting firm to be employed by us to audit our financial statements, subject to approval by our shareholders of such appointment. The Audit Committee also assumes responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us. All engagements with our independent registered accounting firm, regardless of amount, must be authorized in advance by the Audit Committee. The Audit Committee has delegated its pre-approval authority to the Chairperson of the Audit Committee, provided that any matters approved in such manner are presented to the Audit Committee at its next meeting. Pursuant to the charter of the Audit Committee, committee approval of non-audit services (other than review and attest services) is not required, if such services fall within available exceptions established by the SEC. However, to date, the Audit Committee’s policy has been to approve all services provided by our independent registered accounting firm. The independent registered public accounting firm and our management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the committee’s pre-approval, and the fees for the services performed to date.

During Fiscal Year 2014 and Fiscal Year 2015, all services provided to us by PricewaterhouseCoopers LLP were approved by the Audit Committee pursuant to paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X.

Our Board recommends a vote FOR the approval of the re-appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2016 and authorization of the Audit Committee to fix its remuneration.

PROPOSAL 3:

ORDINARY RESOLUTION TO AUTHORIZE SHARE ALLOTMENTS AND ISSUANCES

We are incorporated in the Republic of Singapore. Under the laws of Singapore, our directors may issue shares and make offers or agreements or grant equity awards that might or would require the allotment and issuance of shares only with the prior approval of our shareholders. We are submitting this proposal to authorize our directors to allot and issue our shares from time to time, as set forth in the Notice, because we are required to do so under the laws of Singapore before we can issue any (i) ordinary shares in connection with our equity compensation plans, possible future strategic transactions, or public and private offerings or (ii) Special Preference Shares in accordance with our Constitution.

If this proposal is approved, the authorization would be effective from the date of the 2016 AGM and continue until the earlier of (i) the conclusion of the 2017 AGM or (ii) the expiration of the period within which the 2017 AGM is required by the laws of Singapore to be held. The 2017 AGM is required to be held no later than 15 months after the date of the 2016 AGM or six months after our financial year end, whichever is the earlier. The laws of Singapore allow for an application to be made with the Singapore Accounting and Corporate Regulatory Authority for an extension of up to an additional two months of the time in which to hold an annual general meeting of shareholders, which may be granted in the discretion of that Authority.

Our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to authorize the directors to issue shares and to make offers or agreements or grant equity awards that might or would require the issuance of ordinary shares. In the future, the directors may need to issue shares or make agreements that would require the allotment and issuance of new shares. For example:

•	in connection with strategic transactions and acquisitions;

•	pursuant to public and private offerings of our ordinary shares, as well as instruments (including debt instruments) convertible into our ordinary shares;

•	in connection with our equity compensation plans and arrangements; or

•	in respect of the Special Preference Shares, as required by our Constitution.

Notwithstanding this general authorization to allot and issue our ordinary shares, we will be required to seek shareholder approval with respect to future issuances of ordinary shares, where required under the Nasdaq Stock Market rules, such as if we were to propose an issuance of ordinary shares that would result in a change in control of Broadcom or in connection with a transaction involving the issuance of ordinary shares representing 20% or more of our outstanding ordinary shares.

We expect that we will continue to issue ordinary shares and grant options, RSUs and other equity-based awards in the future under circumstances similar to those in the past. As of the date of this Proxy Statement, other than issuances of ordinary shares or agreements that would require the issuance of new ordinary shares in connection with (i) our equity compensation plans and arrangements, including any equity compensation plans and awards we have assumed or may assume as a result of any acquisitions we have made or may make, or (ii) the issuance of ordinary shares in exchange for the Restricted Units, we have no specific plans, agreements or commitments to issue any ordinary shares for which approval of this proposal is required. Nevertheless, our Board believes that it is advisable and in the best interests of our shareholders for our shareholders to provide this general authorization in order to avoid the delay and expense of obtaining shareholder approval at a later date, and to provide us with greater flexibility to pursue strategic transactions and acquisitions and raise additional capital through public and private offerings of our ordinary shares, as well as instruments convertible into our ordinary shares.

We will only issue additional Special Preference Shares if and to the extent required, and in the manner provided, by our Constitution.

If this proposal is approved, our directors would be authorized to allot and issue, during the period described above, shares subject to and in accordance with our Constitution, applicable Singapore laws and the Nasdaq Stock Market rules. The issuance of a large number of ordinary shares (or instruments convertible into ordinary shares) could be dilutive to existing shareholders or reduce the trading price of our ordinary shares on the Nasdaq Global Select Market. If this proposal is not approved, we would not be permitted to issue shares (other than shares issuable on exercise or settlement of outstanding options, RSUs and other instruments convertible or exchangeable into, or exercisable for, ordinary shares or the like, which were previously granted when the prior shareholder approved share issuance mandates were in effect). If we are unable to rely upon equity as a component of compensation, we would have to review our compensation practices, and would likely have to substantially increase cash compensation to retain key personnel.

Our Board recommends a vote FOR the resolution to authorize share allotments and issuances.

PROPOSAL 4:

ORDINARY RESOLUTION TO APPROVE NON-EMPLOYEE  DIRECTORS’ CASH COMPENSATION

Under the laws of Singapore, our shareholders must approve all cash compensation paid by us to our directors for services rendered in their capacity as directors. Accordingly, we are seeking shareholder approval of the following cash compensation paid to our non-employee directors for service on our Board and its committees during the period of approximately 12 months from April 7, 2016, the day after our 2016 AGM, through the date on which our 2017 AGM is held, and for each approximately 12-month period thereafter, as follows:

•	annual cash compensation of $80,000 to each of our non-employee directors and additional cash compensation of $150,000 (for an aggregate of $230,000) to the independent Chairperson of the Board;

•	additional annual cash compensation of $35,000 to the Chairperson of the Audit Committee, provided that such person is an independent director;

•	additional annual cash compensation of $22,500 to the Chairperson of the Compensation Committee, provided that such person is an independent director;

•	additional annual cash compensation of $18,500 to the Chairperson of the Nominating and Corporate Governance Committee, provided that such person is an independent director;

•	additional cash compensation of $12,500 to each of our independent directors serving as a member of the Audit Committee (other than the chairperson of such committee);

•	additional annual cash compensation of $10,000 to each independent director serving as a member of the Compensation Committee (other than the chairperson of such committee);

•	additional cash compensation of $6,000 to each of our independent directors serving as a member of the Nominating and Corporate Committee (other than the chairperson of such committee); and

•

appropriate pro rata cash compensation, based on the annual cash compensation set forth above, as applicable, to (i) any director who ceases to be a director, Chairperson of the Board or member or chairperson of any committee of our Board following the 2016 AGM and (ii) any new non-employee director who is appointed by our Board, any independent director who is appointed to the position of Chairperson of the Board or chairperson of any such committee of our Board or any independent director who is appointed to serve on any such committee of our Board, in each case after the date of our 2016 AGM, for their services rendered as a director and/or committee member for any period less than 12 months.

The above reflects the changes to the cash compensation for non-employee directors’ service on our Board and for the Chairpersons of the Board recommended by the Compensation Committee, after consultation with Compensia, and approved by the Board, subject to shareholder approval thereof, as discussed under “Directors’ Compensation” on page 18. If shareholders do not approve this resolution, the current non-employee directors’ current cash compensation, which is presented under “Directors’ Compensation—Non-Employee Directors’ Cash Compensation—Current Cash Compensation” on page 18, will remain in effect.

We believe that this authorization will benefit our shareholders by enabling us to attract and retain qualified individuals to serve as members of our Board and to continue to provide leadership for our company.

The Board recommends a vote FOR the resolution to approve the cash compensation paid to the non-employee directors for service on our Board and its committees.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth certain information about our executive officers as of February 22, 2016.

Name	Age	Position
Hock E. Tan	64	President, Chief Executive Officer and Director
Anthony E. Maslowski	55	Senior Vice President and Chief Financial Officer
Charles B. Kawwas, Ph.D.	45	Senior Vice President and Chief Sales Officer
Henry S. Samueli, Ph.D.	61	Chief Technical Officer
Bryan T. Ingram	51	Senior Vice President and General Manager, Wireless Semiconductor Division
Patricia H. McCall	61	Vice President and General Counsel

Hock E. Tan has served as our President, Chief Executive Officer and a director since March 2006. From September 2005 to January 2008, he served as chairman of the board of directors of IDT. Prior to becoming chairman of IDT, Mr. Tan was the President and Chief Executive Officer of ICS, from June 1999 to September 2005. Prior to ICS, Mr. Tan was Vice President of Finance with Commodore International, Ltd. from 1992 to 1994, and previously held senior management positions with PepsiCo, Inc. and General Motors Corporation. Mr. Tan served as managing director of Pacven Investment, Ltd., a venture capital fund in Singapore from 1988 to 1992, and served as managing director for Hume Industries Ltd. in Malaysia from 1983 to 1988.

Anthony E. Maslowski has served as our Chief Financial Officer since September 2013 and served as our interim Chief Financial Officer since March 2013. Prior to that Mr. Maslowski served as our Vice President and Controller since 2008, having joined the Company in 2006 as Vice President of Internal Audit. Prior to joining our Company, Mr. Maslowski served as the Chief Financial Officer for Allegro Manufacturing Pte Ltd from 2002 to 2006 and prior to that, he held senior finance management positions at Lam Research Corporation and Hitachi Data Systems Corporation.

Charles B. Kawwas, Ph.D. has served as our Senior Vice President and Chief Sales Officer since June 2015 and served as our Senior Vice President, Worldwide Sales from May 2014 to June 2015. Prior to our acquisition of LSI, Dr. Kawwas served as Senior Vice President of Sales for LSI from 2010, having joined LSI in 2007 as Vice President of Marketing through its acquisition of Agere Systems. Prior to joining Agere Systems in 2005, he served as the leader of product line management for optical Ethernet and multiservice edge portfolio at Nortel Networks.

Henry S. Samueli, Ph.D. has served as our Chief Technical Officer and a director since February 1, 2016. He was a co-founder of BRCM and served as its Chief Technical Officer from its inception in 1991 to May 2008 and from December 2009 to January 2016. Dr. Samueli also served as BRCM’s Vice President of Research and Development from 1991 to May 2003 and as a technology advisor from May 2008 to December 2009. Dr. Samueli has also been a Distinguished Adjunct Professor in the Electrical Engineering and Computer Science Department at the University of California, Irvine since 1985. Prior to BRCM, he was the Chief Scientist and one of the founders of PairGain Technologies, Inc. From 1980 until 1985, he was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering. Dr. Samueli served as Chairman or Co-Chairman of the board of directors of BRCM 1991 to May 2008 and from May 2011 to January 2016. He received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. He is a named inventor in 74 U.S. patents.

Bryan T. Ingram has served as our Senior Vice President and General Manager, Wireless Semiconductor Division since November 2, 2015 and prior to that served as our Senior Vice President and Chief Operating Officer from April 2013. Mr. Ingram previously served as our Senior Vice President and General Manager, Wireless Semiconductor Division from November 2007 and as Vice President of that division from December 2005. Prior to the closing of our acquisition of the Semiconductor Products Group (“SPG”) of Agilent Technologies, Inc., Mr. Ingram was the Vice President and General Manager, Wireless Semiconductor Division of SPG. He has held various other positions with Hewlett-Packard Company and Agilent Technologies, Inc. Mr. Ingram joined Hewlett-Packard Company in 1990.

Patricia H. McCall has served as our Vice President and General Counsel since March 2007. She served as Director of Litigation at Adobe Systems from 2006 to 2007. Prior to this, Ms. McCall served as Senior Vice President, General Counsel and Secretary of ChipPAC Inc. from January 2003 to August 2004, when ChipPAC Inc. merged with ST Assembly Test Services Ltd. in August 2004. Ms. McCall served as the Senior Vice President Administration, General Counsel and Secretary of ChipPAC Inc. from November 2000 to January 2003. From November 1995 to November 2000, Ms. McCall was at National Semiconductor Corporation, most recently as Associate General Counsel, and prior to that was a partner at the law firm of Pillsbury, Madison & Sutro. Ms. McCall is also a Barrister in England.

Our executive officers are appointed by, and serve at the discretion of, our Board. There are no family relationships among our directors and executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Committee reviews and approves compensation for all our executive officers, except the compensation of our President and Chief Executive Officer, which is reviewed and approved by our full Board (other than our President and Chief Executive Officer), following recommendations from the Compensation Committee.

We have in place a compensation strategy for our executives that focuses on both individual and Company performance. Compensation of our executives is structured around the achievement of near-term corporate financial and operational targets (fiscal year metrics) and longer-term business objectives and strategies. The Compensation Committee is responsible for evaluating and administering all of our compensation programs and practices to ensure that they properly compensate and reward executives and drive corporate performance, while remaining competitive with comparable semiconductor companies operating in the same or similar markets. The Compensation Committee reviews and approves (or in the case of our President and Chief Executive Officer, recommends to our full Board for approval) all executive compensation policies, including with respect to executive base salaries, bonuses and equity incentive compensation.

Our Named Executive Officers (the “NEOs”) for Fiscal Year 2015 were Hock E. Tan, President and Chief Executive Officer (our “CEO”), Anthony E. Maslowski, Senior Vice President and Chief Financial Officer, Charlie B. Kawwas, Senior Vice President and Chief Sales Officer, Bryan T. Ingram, Senior Vice President and General Manager, Wireless Semiconductor Division, and Boon Chye Ooi, Senior Vice President, Global Operations. Dr. Kawwas was appointed as an executive officer of the Company in June 2015. Mr. Ingram was our Chief Operating Officer until November 2, 2015, when the position of Chief Operating Officer was eliminated in order to simplify the operating structure of the Company in light of the acquisition of BRCM. Mr. Ooi ceased to be an executive officer on November 2, 2015.

In this Compensation Discussion and Analysis section, we discuss the material elements of our compensation programs and policies, including program objectives and reasons why we pay each element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation earned by, or awarded to, our NEOs. This discussion focuses principally on compensation and practices relating to the NEOs for our Fiscal Year 2015.

Alignment of Executive Compensation with Performance—Highlights

Under our CEO’s leadership, we have created long-term, sustained value for our shareholders.

Our executive compensation program is designed to have a significant portion of our executives’ compensation opportunity delivered in the form of equity-based compensation, to tie our executives’ long-term interests to those of our shareholders.

•	Between our initial public offering in August 2009 and the end of Fiscal Year 2015, our share price increased 661%.

•	During Fiscal Year 2015, our share price increased from $86.34 to $123.13 per share, reflecting strong price appreciation of 43%.

•

Our share price increase has also resulted in total annualized shareholder returns, including the impact of dividends (“TSR”), of 45% for the past fiscal year, 58% for the past three fiscal years and 40% for the five-year fiscal period from 2010 through 2015. The charts below reflect our TSR over the one, three and five year periods ended October 30, 2015 compared to the Peer Group (as defined below).

We successfully executed on a number of strategic, acquisition-related projects during the year.

During Fiscal Year 2015, and ahead of schedule, we successfully completed the integration of LSI, which we acquired in May 2014. We not only realized synergies from its integration but also improved the operating results of the LSI enterprise storage business during its first full year under our management.

We also completed the acquisition of Emulex Corporation in May 2015, a strategic acquisition to broaden our enterprise storage product portfolio and technology.

In addition, we completed our acquisition of BRCM on February 1, 2016, creating a global, diversified leader in wired and wireless communication semiconductors.

We delivered strong operating performance during Fiscal Year 2015.

•

Continued management focus on delivering financial and operational results. In addition, to completing and successfully integrating our strategic transactions, we remained focused on our core operations and delivered strong operating performance for Fiscal Year 2015, including record levels of revenue and profitability in the fourth quarter.

•	Company Financial Performance. In Fiscal Year 2015:

•

Non-GAAP revenue increased $2,598 million or 60.3% over Fiscal Year 2014, primarily due to a full year of contributions from the acquired LSI and PLX businesses and growth in our Wireless Communications segment, as well as revenue contributed from Emulex. Non-GAAP revenues increased $2,456 million, or 57% over Fiscal Year 2014, without the contribution from Emulex. A reconciliation of non-GAAP to GAAP revenue may be found on page 40.

•

Non-GAAP income from operations increased $1,405 million or 92.4% over Fiscal Year 2014. Non-GAAP income from operations for Fiscal Year 2015, without the contribution from Emulex, increased by $1,376 million or 90.4% over Fiscal Year 2014. A reconciliation of non-GAAP to GAAP income from operations may be found on page 40.

•

The Company’s generated $1,725 million in free cash flow (cash flow from operations of $2,318 million less capital expenditures of $593 million) during Fiscal Year 2015, and ended Fiscal Year 2015 with $1,822 million in cash and cash equivalents. During Fiscal Year 2015, we prepaid $0.6 billion of our then outstanding term loan indebtedness, and used $1.0 billion of cash to satisfy a portion of the conversion obligation on Avago’s previously issued $1.0 billion principal amount of 2.0% Senior Convertible Notes due 2021, which were converted in full in June 2015, with the balance of the conversion obligation settled in Avago ordinary shares. As at the end of Fiscal Year 2015, we had an aggregate of $3.9 billion of debt outstanding.

•	Cash Incentives Reflected Positive 2015 Company Performance. Payouts under our annual cash incentive bonus program are tied to pre-established operational and financial performance goals. Due to our strong overall financial results for Fiscal Year 2015, even without contribution from Emulex, and as compared to Fiscal Year 2014, annual cash incentive payouts were above target.

•

Our non-GAAP corporate revenue and non-GAAP operating income for the year exceeded the maximum program performance metrics, which resulted in 150% attainment of these metrics under the program. Attainment of these performance targets was determined without reference to the financial contributions from, or other effects of, the Emulex acquisition, as our performance goals were established prior to that acquisition.

•	The majority of the divisional performance targets were met or exceeded, with only a few business units’ performance targets not being achieved.

•

As a result of the individual performance of each of the NEOs, NEOs were awarded individual performance multiplier ranging from 100% to 150%, including 150% for Mr. Tan, our CEO. These achievements resulted in attainment levels ranging between 150% and 225% of target for the NEOs under our annual cash incentive bonus program. The aggregate amount paid to our NEOs under our annual cash incentive bonus program increased to $6.0 million in Fiscal Year 2015 from $3.9 million in Fiscal Year 2014.

•

Modest Increases to Base Salaries and No Changes to Target Bonus Opportunities. The Compensation Committee, or our Board, as applicable, approved increases to cash compensation levels for our NEOs (the sum of base salary and annual incentive bonus payouts):

•

Base salaries for our NEOs, other than the CEO, were increased by between 2.0% and 9.5% in Fiscal Year 2015. Our CEO, Mr. Tan, received a base salary increase of 10.0%. In each case, salary increase decisions for our NEOs were based, in part, on a review of competitive market data. Globally, our employees received base salary increases of, on average, 5.8% in Fiscal Year 2015.

•

Target annual cash bonus percentages for Fiscal Year 2015 were set at the same levels as in Fiscal Year 2014 for all of our NEOs, other than Dr. Kawwas, who became an executive officer in June 2015 and whose target bonus opportunity was set as the same level as for the other senior management level employees.

•	Equity as a Key Component of Compensation.

•

Annual Equity Awards. In Fiscal Year 2015, we continued our policy of granting our executives an annual mix of performance-based and service-based awards (other than our CEO ). To more closely align our executives’ interests with those of our shareholders, the performance criteria for the performance-based awards were based on sustained increases in the Company’s share price – specifically, the shares subject to these awards will be earned only if, and at such time as, the average of the closing prices of the Company’s ordinary shares, over a 20 consecutive trading day period, is equal to or greater than 120% of the closing price on the grant date. Mr. Tan did not receive a regular annual equity award in Fiscal Year 2015, in light of the special performance-based retention award granted to him in Fiscal Year 2013.

•

Mix of Equity Awards. In Fiscal Year 2015, we transitioned from annual awards of an equal mix of options with performance-based vesting requirements and RSUs with service-based vesting requirements to an equal mix of performance-based vesting and service-based vesting RSUs only, in line with prevailing market and industry practice.

•

Death and Disability Benefits. In September 2015, our Board approved a Policy on Acceleration of Executive Staff Equity Awards in the Event of Death or Disability. This policy provides our NEOs and members of our CEO’s executive staff with automatic, full acceleration of their outstanding and unvested equity awards that would otherwise vest solely based on the executive’s continued service upon an executive’s death or permanent disability, including unvested performance-based equity awards for which the performance criteria have been met as of the date of such executive’s death or permanent disability.

Return of Capital to our Shareholders.

Our strong balance sheet in Fiscal Year 2015 enabled us to return an aggregate of approximately $408 million in cash dividends to our shareholders during the fiscal year. We have increased our quarterly dividend every quarter since the initiation of our cash dividend in December 2010.

Shareholder Advisory Vote on Executive Compensation and Shareholder Outreach

2014 Say-on-Pay

At our 2014 annual general meeting of shareholders (“2014 AGM”), we submitted our executive compensation program to a non-binding, advisory vote of our shareholders (the “Say-on-Pay Proposal”). Prior to our 2014 AGM, we engaged in a broad shareholder outreach program to discuss our compensation philosophy and goals, including our belief that a significant portion of our executives’ compensation should be linked to both Company and individual performance. These discussions were led by the Compensation Committee Chairman, Donald Macleod, and in some cases also included Mr. Maslowski, our Senior Vice President and Chief Financial Officer. During this period, we met with shareholders, including with institutional shareholders, representing over 40% of our then outstanding shares.

At our 2014 AGM, shareholders representing 65.1% of the shares represented in person or by proxy at the meeting and entitled to vote on the matter voted in favor of the Say-on-Pay Proposal. Following our AGM, the Compensation Committee reviewed the result of the Say-on-Pay Proposal. In light of the approval by a more than a majority of our shareholders of the compensation programs described in our 2014 proxy statement, the Compensation Committee did not implement changes to our executive compensation programs as a result of the shareholders’ advisory vote. However, in light of the fact that two of our largest shareholders did not vote in favor of the Say-on-Pay Proposal, we held additional meetings with these shareholders to better understand their views and concerns. These shareholders held shares representing, in the aggregate, over 20% of our then outstanding shares and over 65% of the shares voted against the Say-on-Pay Proposal.

Shareholder Outreach

As a result of our shareholder outreach following our 2014 AGM, we learned that the primary concern of certain of our largest shareholders, in voting on our Say-On-Pay Proposal, was not our executive compensation policies and programs, but a provision in the 2009 Plan that provides for an automatic annual increase in the number of shares available for issuance under the 2009 Plan (the “Evergreen Provision”). For each of the last four fiscal years, the amount of this increase has been 6 million shares, representing less than 2.5% of our outstanding shares in each such year. In response to this shareholder feedback, the Compensation Committee has recommended to the Board that the Evergreen Provision be removed from the 2009 Plan in connection with any future amendment of the 2009 Plan requiring shareholder approval.

Prior to our 2015 AGM, we also engaged in a broad shareholder outreach effort, inviting our largest shareholders, who held an aggregate of over 40% of our then outstanding shares, to discuss our compensation philosophy and goals and executives’ compensation with Messrs. Macleod and/or Maslowski. The significant majority of these holders indicated that they did not have any concerns that they needed to discuss with us or did not respond to the invitation. Shareholders’ input received as a result of the outreach program was reported to the Compensation Committee and to our Board.

Frequency of Say-on-Pay Vote

At our 2011 AGM, our shareholders voted, in a non-binding advisory vote, in favor of having a Say-on-Pay Proposal submitted for shareholder consideration once every three years. Our next non-binding advisory vote on the compensation of our NEOs, as well as on the frequency of such vote, will occur at our 2017 Annual General Meeting of Shareholders.

Objectives and Philosophy of Our Executive Compensation Program

Our executive compensation program is designed to achieve the following:

•	attract and retain qualified, experienced and talented executives, in a highly competitive market for executive talent;

•	motivate and reward these executives whose skills, knowledge and performance are critical to the on-going success of the Company;

•

encourage our executives to focus on the achievement of corporate and financial performance goals and metrics by aligning the incentive reward program to the achievement of both functional or divisional goals and corporate goals; and

•

retain our executives and align their interests with those of our shareholders by tying a significant portion of each executive’s compensation to returns realizable by our shareholders. A significant portion of total compensation opportunity of our executives is typically granted in the form of annual equity awards half of which vest solely based on service and half of which are also subject to attainment of pre-established performance-based objectives.

Equity awards are a long-term retention tool for key executives intended to reflect the value we place on their contribution to the Company. Prior to Fiscal Year 2015, the equity awards granted to our executives consisted of options to acquire ordinary shares and/or RSUs. When allocating equity or, in the case of our CEO, recommending an equity allocation to our Board, the Compensation Committee considers each executive’s level of experience and expertise and overall value to the Company, as well as how much vested and unvested equity he or she then holds. In Fiscal Year 2015, we transitioned from annual awards of an equal mix of options with performance-based vesting requirements and RSUs with service-based vesting requirements to an equal mix of performance-based vesting and service-based vesting RSUs only, in line with prevailing market and industry practice. Performance criteria for these RSU awards are based on sustained increases in the Company’s share price, in order to more closely align our executives’ interests with those of our shareholders.

The Compensation Committee has adopted a compensation philosophy that is intended to keep total cash compensation (base salary plus cash incentive opportunity) of our executives competitive with compensation for similarly situated executives both at other companies within our compensation peer group and at companies included in the market salary surveys it reviews. Generally, where the Compensation Committee believes that the positions in the market match our internal roles, we view total cash compensation (including incentive cash compensation) as competitive when it is within approximately the 25th-75th percentiles relative to our peer group, dependent on the area of responsibility relative to product development, sales, or support functions. The Compensation Committee believes that total cash compensation within this range of the market provides us a competitive position for attracting and retaining executives. However, the Compensation Committee bases its compensation decisions on the needs of the Company and an executive’s level of expertise, experience and marketability and will make exceptions to the above philosophy when it determines it is necessary to attract or retain an executive with the experience and skills desirable for a particular position, to provide additional incentive to an executive to achieve the Company’s goals or to maintain internal parity among executives with similar levels of responsibilities. As a result, target and actual total cash compensation paid to an executive may be outside of the reference range.

Approach for Determining Form and Amount of Compensation

Market Data

The Compensation Committee considers compensation data for a selected group of peer companies. The composition of this peer group is evaluated at least annually for its appropriateness for comparative purposes. For

Fiscal Year 2015, the peer group of companies was evaluated in January 2015. The peer group companies the Compensation Committee evaluated and used in January 2015 as a point of reference for reviewing and setting executive compensation (the “Peer Group”), were:

•	Advanced Micro Devices, Inc.;

•	Agilent Technologies, Inc.;

•	Analog Devices, Inc.;

•	Broadcom Corporation;

•	Freescale Semiconductor, Ltd.;

•	Juniper Networks, Inc.;

•	KLA-Tencor Corporation;

•	Lam Research Corporation;

•	Marvell Technology Group Ltd.;

•	Maxim Integrated Products, Inc.;

•	Motorola Solutions, Inc.;

•	NetApp, Inc.;

•	NVIDIA Corporation;

•	SanDisk Corporation; and

•	Xilinx, Inc.

Where the Peer Group data does not provide sufficient information for a particular position, the Compensation Committee uses industry-based market compensation survey data (“market salary surveys”) from the following data sources:

•	Radford Global Technology Survey;

•	Radford Global Sales Survey; and

•	Mercer High Tech Salary Survey (Asia).

Beginning with Fiscal Year 2016, the peer group will be evaluated each September, in preparation for compensation decisions for the following fiscal year.

The selection criteria for inclusion in the Peer Group were companies in the semiconductor industry, with similar business focus, comparability across annual revenue (generally 0.5 to 2.0 times that of the Company) and market capitalization (generally 0.3 to 3.0 times that of the Company). The Peer Group reflected our revenue and market capitalization size following the acquisition of LSI Corporation in May 2014. Relative to the Peer Group our revenues for the four quarters preceding February 2015 ranked at the 33rd percentile and our market capitalization as of January 2015 ranked at the 99th percentile. The Compensation Committee also reviewed the Peer Group performance data on a one and three year basis, as set forth in the tables below, which show where we ranked among the 16 companies in the Peer Group (including us) based on our Fiscal Year 2015 and the most recently ended fiscal year for the 15 other companies in the Peer Group.

One-Year Performance	Percentile Rank
Revenue growth	99th
Total shareholder return	99th

Three-Year Performance	2015 Percentile Rank
Revenue growth	99th
Total shareholder return	99th

While the Compensation Committee reviews compensation market data for, and the compensation practices at, the companies in the Peer Group as well as market salary surveys to inform its decision-making, it does not set compensation components to meet specific benchmarks. The Compensation Committee uses this market data as points of reference so that it can set total and individual component compensation levels that it believes are reasonably competitive, but also believes that a mechanical benchmarking approach can result in compensation that is unrelated to the value delivered by our executives. In addition, the Peer Group and market salary surveys do not always contain data for positions and responsibilities exactly comparable to those of our executives, and different survey data can be inconsistent. While compensation levels may differ among executives on competitive factors, and the role, responsibilities and performance of each specific executive, there are not material differences in the compensation philosophies, objectives or policies for our executives, including the NEOs.

In light of our then pending acquisition of BRCM, in September 2015, the Compensation Committee approved a new peer group of companies for Fiscal Year 2016, as follows:

•	Agilent Technologies, Inc.;

•	Applied Materials, Inc.;

•	Cisco Systems, Inc.;

•	Cognizant Technology Solutions Corporation;

•	Corning, Inc.;

•	eBay, Inc.;

•	Emerson Electric Company;

•	EMC Corporation;

•	Intel Corporation;

•	Lam Research Corporation;

•	Micron Technology, Inc.;

•	QUALCOMM, Inc.;

•	Oracle Corporation;

•	SanDisk Corporation;

•	Seagate Technology Public Limited Company;

•	TE Connectivity Ltd.;

•	Texas Instruments, Inc.;

•	Thermo Fisher Scientific, Inc.; and

•	Western Digital Corporation.

The composition of the Fiscal Year 2016 peer group was based on companies with revenue and market capitalization size comparable to the Company following the acquisition of BRCM and reflected a broader industry scope.

Individual Executive Compensation Data

In addition to market compensation data, the Compensation Committee considers the following information for each executive when determining his or her compensation: (i) the targeted value of base pay, annual cash incentive bonus target, equity awards and other benefits; and (ii) the accumulated value of unvested outstanding equity grants. This information helps the Compensation Committee to understand the total compensation being delivered to executives and the long-term retentive elements in place for our executives.

Internal Pay Parity

We do not maintain a formal policy regarding internal pay parity, but it may be considered as a factor in determining compensation.

Our CEO is compensated at a higher level than other executives because he has a significantly higher level of responsibility, accountability and experience. In June 2015, Mr. Tan’s base salary was set at $968,000. Mr. Tan also receives more of his total compensation in the form of performance-based long-term incentive compensation, rather than annual cash compensation, as compared to the compensation of the other NEOs. Given Mr. Tan’s responsibility for overall Company performance, our Board believes that compensating him at a higher level than our other executives and weighting his total compensation more heavily toward long-term, performance-based, incentive compensation is consistent with market practice, appropriately reflects his contributions and directly aligns his incentives with interests of our shareholders.

We believe the Fiscal Year 2015 target total direct compensation for the NEOs other than Mr. Tan, both in relation to the compensation targeted for Mr. Tan, and in relation to one another, was reasonable and appropriate given each executive’s responsibilities and Fiscal Year 2015 performance. For Fiscal Year 2015, the differences in pay among our NEOs, relative to each other and to Mr. Tan, are based on internal parity among executives, their contributions to the Company, market differences for the particular job, job responsibilities and scope, professional experience and adjustments for individual performance.

Compensation Consultant

The Compensation Committee retains Compensia as its compensation consultant. As the independent consultant to the Committee, Compensia prepares an assessment of executive compensation based on market compensation data, including data from the Peer Group and market salary surveys. Compensia has not provided, and does not provide, any services to the Company that are not at the direction of the Compensation Committee. The Compensation Committee has assessed the independence of Compensia pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Compensia from serving as an independent consultant to the Compensation Committee.

Components of Our Executive Compensation Program

The components of our executive compensation program are:

•	annual base salary;

•	annual (fiscal year) cash incentive program;

•	equity incentive compensation, including performance-based equity awards;

•	perquisites; and

•	severance and change-in-control benefits.

Annual Cash Compensation

Base Salary

The Compensation Committee believes that a competitive base salary is a necessary element of our compensation program designed to attract, engage and retain key executives. Base salaries provide fixed, baseline compensation and are set at levels that are intended to reflect internal parity between executives of similar levels of responsibility and to be within a competitive range with similar positions at the companies in the Peer Group or in the market salary surveys, where applicable. The base salaries of all our executives are reviewed annually by the Compensation Committee against positions of similar size and scope in these market data.

Our CEO makes recommendations to the Compensation Committee with respect to base salary adjustment for each executive (other than himself). Annual adjustments to an executive’s base salary take into account:

(i)	economic and business conditions and outlook;

(ii)	individual performance throughout the prior fiscal year (based on the achievement of divisional or functional goals used in the annual cash incentive bonus plan, fiscal responsibility and senior leadership ability);

(iii)	the actual pay rate of our executives as compared to market pay rates from the market data; and

(iv)	internal parity, where applicable.

The Compensation Committee reviews and considers many factors in determining individual performance for the purposes of adjusting base salaries. These factors includes such measures as function or division performance against budget, achievement of function or division sales goals, new product introductions and corporate strategy implementation. The process for considering internal parity, where applicable, involves comparing executives in peer roles to ensure that base salaries are comparable, based on function, scope and responsibilities of the role and taking into account the executive’s experience, technical knowledge and expertise. Significant changes in the composition of the Peer Group against which our executives’ compensation is compared, as was the case in Fiscal Year 2015, can result in significant changes in an executive’s comparative percentile from one year to the next. It may take several cycles to bring an executive’s total cash compensation to within approximately the 25th-75th percentiles.

The Compensation Committee conducts the annual salary review process for executives in the middle of the fiscal year, with changes to salaries becoming effective in July. In March 2015, the Compensation Committee undertook a market review of executive compensation, using the Peer Group data and market salary surveys for 2014 prepared by Compensia. In June 2015, the Compensation Committee approved base salary increases, effective July 1, 2015, for the NEOs, other than the CEO whose base salary was approved by our Board, based on the Compensation Committee’s assessment of the compensation market data, and the other factors described above, including the Company’s larger scale and scope of operations. The following table sets forth the base salaries during Fiscal Year 2015 of the NEOs and relevant comparative data:

Name	Base Salary (USD) Effective July 1, 2014	Base Salary (USD) Effective July 1, 2015	Percentage Increase in Base Salary	2015 Base Salary As a Percentile of Base Salaries at Peer Group Companies(1)
Hock E. Tan	$880,000	$968,000	10.0%	45th Percentile
Anthony E. Maslowski	$409,500	$434,070	6.0%	<25th Percentile
Charlie Kawwas(2)	$465,000	$474,300	2.0%	65th Percentile
Bryan T. Ingram	$525,000	$575,000	9.5%	45th Percentile
Boon Chye Ooi(3)	$595,269	$570,038	2.0%	>90th Percentile

(1)	Based on market data for 2014 (the most recent period then available) prepared by Compensia, which includes data from the Peer Group and, where applicable, may include market salary surveys data.

(2)	Prior to Dr. Kawwas’ relocation to San Jose, California in July 2015, his cash compensation was paid in Canadian Dollars. For the purposes of this table, the base salary amounts were converted to U.S. Dollars using the Accounting Rate for May 2014 (1.0981 Canadian Dollars to the U.S. Dollar) and May 2015 (1.2171 Canadian Dollars to U.S. Dollars). The “Accounting Rate” for any month is the exchange ratio of the relevant reference currency to one U.S. Dollar for the last business day of the preceding fiscal month, as report by Bloomberg L.P.
(3)	Mr. Ooi’s cash compensation is paid in Singapore Dollars. Mr. Ooi’s base salary was increased from S$744,682 to S$759,575. For the purposes of this table, salary amounts paid to Mr. Ooi in Singapore Dollars were converted to U.S. Dollars using the Accounting Rate for May 2014 (1.251 Singapore Dollars to the U.S. Dollar) and May 2015 (1.3325 Singapore Dollars to the U.S. Dollar), as applicable.

Our CEO may recommend increasing the base salary of an executive at any time throughout the course of the year if a change in the scope of the executive’s role and responsibilities warrants an increase. In limited circumstances, our CEO may propose that an executive’s base salary be adjusted in response to a competitive threat or competitive labor market conditions. The Compensation Committee approves any salary adjustments that are made during the fiscal year for executives (other than for our CEO, which are approved by our Board, with input and recommendations from the Compensation Committee). No such off-cycle increases were made in Fiscal Year 2015.

Annual Cash Incentive Program

The Compensation Committee believes that a significant portion of our executives’ total compensation should be dependent upon the Company’s performance. We maintain a performance-based annual cash incentive bonus plan (the “APB Plan”) for all of our executives and one for all other employees. These plans are reviewed and the Company goals and business metrics are approved by the Compensation Committee on an annual basis. The APB Plan includes a target bonus amount expressed as a percentage of base salary for each NEO, which could be achieved by meeting corporate and divisional or functional goals, and could be increased or decreased based on individual performance. The formula used to calculate an executive’s performance-based bonus under the ABP Plan is as follows:

Bonus Amount	=	Bonus Target Percentage	x	Annual Bonus Eligible Earnings (base salary paid during the fiscal year)	x	Group Performance Factor (may range from 50% - 150%)	x	Individual Performance Factor (may range from 50% - 150%)

If an executive’s role changes during the course of the fiscal year, such that the applicable performance metrics are also changed, such executive’s performance-based bonus under the APB Plan is calculated on a pro-rata basis using the relevant metrics for the periods served in each capacity during the fiscal year.

Bonuses under the APB Plan are payable to the NEOs in cash, with the exception of our CEO in certain circumstances. In the event our Board assigns our CEO an individual performance amplifier (discussed in more detail below) greater than 100%, our Board could elect to pay the difference between the dollar amount of our CEO’s actual bonus amount and the dollar amount of his bonus calculated using a performance factor of 100% in the form of an equity award under the 2009 Plan. The type and terms of any such equity award would be determined by our Board. Our Board believes that this feature allows it to further incentivize our CEO to focus on the mid- to long-term performance of the Company and to further provide for value creation for the Company’s shareholders.

The APB Plan for our executives in Fiscal Year 2015 was designed to encourage and motivate Messrs. Tan and Ingram to achieve corporate level goals and our other executives to achieve both corporate level and functional or divisional level goals, thereby positively contributing to the growth and performance of the Company. The structure of the APB Plan for Fiscal Year 2015 was substantially the same as for Fiscal Year 2014 and is substantially the same for Fiscal Year 2016.

Bonus Target as a Percentage of Base Salary

Bonus targets under the APB Plan are expressed as a percentage of base salary. The Compensation Committee reviews the compensation market data as a point of reference in determining each executive’s bonus target. In addition, the Compensation Committee sets, or in the case of our CEO recommends to our Board for approval, bonus targets based on each executive’s experience in his or her role with the Company and the level of responsibility held by each executive, which the Compensation Committee believes directly correlates to his or her ability to influence corporate results. The NEOs’ bonus target percentages for Fiscal Year 2015, other than Dr. Kawwas, were the same as in Fiscal Year 2014. Dr. Kawwas’ bonus target percentage for Fiscal Year 2015 was set at 75% of his base salary, consistent with the target bonus opportunities for the other senior management level employees. Each NEO’s target bonus amount can be calculated by multiplying his or her target bonus percentage, disclosed in the table entitled “Summary Bonus Table” below, by his or her base salary.

Group Performance

Group performance for each executive under the APB Plan consists of corporate performance and, where applicable, division or function performance, with each component receiving a separate weighting. Division or function performance metrics also typically include metrics for direct expenses incurred by the division or function for which an NEO was responsible. Mr. Tan’s group performance is measured solely using corporate performance, since Mr. Tan has overall responsibility for the Company. For Fiscal Year 2015, Mr. Ingram’s group performance was also measured solely using corporate performance, since he had responsibility for all operational aspects of the Company. A performance goal must be achieved at the minimum level of performance before it is taken into account in calculating an executive’s bonus amount. Achieving the minimum level of performance for a particular goal (other than direct expenses) would result in 50% attainment while achieving the maximum level of performance would result in 150% attainment for such goal, with performance between these levels resulting in an attainment percentage based on linear interpolation. For direct expense performance targets only, achieving the minimum level of performance would result in 80% attainment while achieving the maximum level of performance would result in 120% attainment for such component, with performance between these levels resulting in attainment percentages based on linear interpolation.

The Compensation Committee determines an executive’s divisional or functional performance percentage based on the achievement of specified goals by the division or function overseen by the executive. The Compensation Committee sets divisional or functional goals and their weightings annually, based on its assessment of the business requirements of the particular division or function to which the goals relate and the relative importance of the goals to the division or function. Each of the divisional or functional goals, and its respective weighting, for our NEOs is described in the “Summary Bonus Table” below. Each divisional or function goal is set by the Compensation Committee to be difficult to attain and to require substantial effort on behalf of the division or function, and the executive in charge of the division or function, to achieve.

The corporate performance goals for Fiscal Year 2015 were revenue growth as compared to Fiscal Year 2014 pro forma revenue, which assumed a full year of contribution from the LSI business (“Fiscal Year 2014 Pro Forma Revenue”) and non-GAAP income from operations. Each goal carried an equal weighting of 50% of the corporate performance component. The target for revenue growth for Fiscal Year 2015 was 16.1%, and the maximum attainment level was 20%, as compared to Fiscal Year 2014 Pro Forma Revenue, and the target for non-GAAP income from operations for Fiscal Year 2015, excluding the effects of provisions or accruals for anticipated payouts under the APB Plan (which would have the effect of reducing non-GAAP income from operations), was $2,576 million, and the maximum attainment level was $2,704 million. These target levels were set by the Compensation Committee, with input from management, and approved by our Board, and were designed to be difficult to attain and to require substantial effort by management to achieve. In determining whether the corporate performance target levels were met in respect of Fiscal Year 2015, the calculations of revenue growth and non-GAAP income from operations excluded the results of the Emulex business, which was acquired during Fiscal Year 2015 but after the date on which the performance targets for the year were set, and are subject to the other adjustments disclosed in footnote 1 to each of the tables below. The tables below show the revenue growth and non-GAAP income from operations calculations used for the purposes of assessing attainment of the corporate goals under the APB Plan.

Revenue ($ in millions)	Fiscal Year 2014		Fiscal Year 2015		Emulex Contribution (Post- Acquisition)	Fiscal Year 2015 Excluding Emulex Contribution		Increase in Fiscal Year 2015 Excluding Emulex Contribution, Compared to Fiscal Year 2014
Avago	$4,307	(1)	$6,905	(1)	$142	$6,763	(1)	$2,456	57.0%
LSI Corporation Q1’14 and Q2’14 (pre-acquisition)	$1,116		—		—	—

Total	$5,423	(1)(2)	$6,905	(1)	$142	$6,763	(1)	$1,340	24.7%

(1)	Represents non-GAAP revenue, which includes $38 million and $81 million of LSI intellectual property licensing revenue not included in GAAP revenue, for each of Fiscal Year 2014 and Fiscal Year 2015, respectively, as a result of the effects of purchase accounting for the LSI acquisition.
(2)	Represents Fiscal Year 2014 Pro Forma Revenue, which was the baseline for determining revenue growth under the Fiscal Year 2015 ABP Plan.

($ in millions)	Fiscal Year 2015	Emulex Contribution (Post- Acquisition)	Provisions or Accruals for Anticipated Payouts Under APB Plan (“Accruals”)	Non-GAAP Income from Operations Excluding Emulex Contribution and Including Accruals
Avago Non-GAAP Income from Operations(1)	$2,926	($29)	$145	$3,042

(1)	Non-GAAP income from operations of $2,926 million for Fiscal Year 2015 is calculated from our consolidated audited financial statements in Avago’s 2015 Form 10-K by adding to our $1,632 million GAAP income from operations: $81 million related to the acquisition-related purchase accounting revenue adjustment, $30 million related to the purchase accounting effect on inventory, $733 million related to the amortization of acquisition-related intangibles ($484 million reported as amortization of intangible assets as part of cost of products sold and $249 million reported in amortization of intangible assets as part of operating expenses), $232 million related to share-based compensation expense ($26 million reported as part of cost of products sold and $206 million reported as part of operating expenses), $144 million related to restructuring charges ($7 million reported as part of cost of products sold and $137 million reported as part of operating expenses), and $74 million in acquisition-related costs ($3 million reported as part of cost of products sold and $71 million reported as part of operating expenses).

In November 2015, the Compensation Committee and our Board determined that we achieved Fiscal Year 2015 revenue growth of 24.7%, which was above the maximum specified level of performance, resulting in 150% attainment of this goal. The Compensation Committee and our Board also determined that we achieved non-GAAP income from operations for Fiscal Year 2015 of $3,042 million, which was above the maximum specified level of performance, resulting in 150% attainment of this goal. In December 2015, the Compensation Committee determined that the divisional or functional goals had been achieved at the levels set forth in the “Summary Bonus Table” below.

Individual Performance

Individual performance is applied as a multiplier to the bonus amount calculated based on group and divisional or functional performance. Individual performance is approved by the Compensation Committee based on the recommendations of our CEO for each executive (other than for himself) and by our Board in the case of our CEO. In determining individual performance, the Compensation Committee considers the requirements of the executive’s position, including the achievement of the divisional or functional goals set forth in the “Summary Bonus Table” below, fiscal responsibility as determined by the Compensation Committee with input from our CEO, the executive’s senior leadership capability, and how each of these factors impacts the overall performance of the executive’s division or function. Based on their respective levels of performance and individual contribution, the Compensation Committee, or our Board in the case of our CEO, assigns each executive an individual performance multiplier of between 50% and 150%. Executives who consistently meet or exceed the requirements of the position, as determined by the Compensation Committee, receive a bonus multiplier of between 100% and 150%. Executives who meet some, but not all, of the requirements of the position or for whom the Compensation Committee believes that improvement is needed will receive a bonus multiplier of between 50% and less than 100%. The Compensation Committee, or our Board in the case of our CEO, may adjust our executives’ individual performance multiplier upwards or downwards in its sole discretion, based on any criteria it determines appropriate.

For Fiscal Year 2015, our Board, based upon the recommendations of the Compensation Committee, determined that Mr. Tan should receive a performance multiplier of 150% in recognition of the successful integration of LSI, which was completed ahead of schedule, strong revenue growth, operating profitability and cash generation and share price performance during Fiscal Year 2015, as well as the successful negotiation and execution of the agreement to acquire BRCM and efforts towards completing the Broadcom Transaction. Mr. Tan’s bonus under the APB Plan for Fiscal Year 2015 was paid entirely in cash. The Compensation Committee with input from our CEO (other than with respect to himself), determined that each of our other NEOs should receive an individual performance multiplier of between 100% and 150% based on these individuals’ respective contributions towards these achievements and their respective divisional or functional achievements.

Discretionary Bonuses

Each year, the Compensation Committee may supplement the performance-based cash incentive plan awards earned by our NEOs with discretionary bonuses that are awarded based on our CEO’s recommendations, other than with respect to himself, and the Compensation Committee’s assessment of individual contributions.

In connection with Dr. Kawwas’ relocation from Canada to the United States at the Company’s request, and in recognition of the increased costs of living in California compared to Canada, the Compensation Committee agreed to provide Dr. Kawwas a relocation payment of $300,000, which was paid in Fiscal Year 2015. In the event his employment is terminated prior to the first anniversary of his relocation date, Dr. Kawwas must repay an amount equal to the relocation payment amount less 1/12th thereof for each full month of continued employment with the Company following his relocation.

Summary Bonus Table

With respect to each NEO, the corporate and divisional or functional goals for Fiscal Year 2015 as set and achieved, and bonuses paid under the Fiscal Year 2015 APB Plan, were as follows:

Name	Bonus Target as a Percentage of Bonus Eligible Earnings	Bonus Metric (weighting)	Bonus Metric Achievement	Payout in Dollars and as a Percentage of Bonus Eligible Earnings(1)
Hock E. Tan	150%	Revenue Growth (50%)	150%
President and Chief Executive Officer		Non-GAAP Operating Profit (50%)	150%
		Total Weighted Fiscal Year 2015 Attainment	150%	$3,061,384	(337.5%)
Anthony E. Maslowski	75%	Revenue Growth (25%)	150%
Chief Financial Officer		Non-GAAP Operating Profit (25%)	150%
		Days Sales Outstanding (2) (17%)	150%
		Zero Audit Adjustments (17%)	150%
		Direct Expenses (3) (17%)	106%
		Total Weighted Fiscal Year 2015 Attainment	143%	$580,444	(139.2%)

Charlie B. Kawwas	75%	Revenue Growth (25%)	150%
Senior Vice President and Chief Sales Officer		Non-GAAP Operating Profit (25%)	150%
		Product Revenue (20%)	150%
		Design Wins (20%)	128%
		Direct Expenses (3) (10%)	120%
		Total Weighted Fiscal Year 2015 Attainment	143%	$670,326	(160.4%)

Bryan T. Ingram	100%	Revenue Growth (50%)	150%
Senior Vice President and General Manager, Wireless Semiconductor Division		Non-GAAP Operating Profit (50%)	150%
		Total Weighted Fiscal Year 2015 Attainment	150%	$810,577	(150.0%)

Boon Chye Ooi	75%	Revenue Growth (25%)	150%
Senior Vice President, Global Operations		Non-GAAP Operating Profit (25%)	150%
		Non-GAAP Gross Margin % (4) (25%)	150%
		Direct Expenses (3) (25%)	120%
		Total Weighted Fiscal Year 2015 Attainment	135%	$842,686	(160.3%)

(1)	Includes the quantitative effect of the individual’s applicable performance multiplier.
(2)	Days sales outstanding target for Fiscal Year 2015 was 42 days.
(3)	Represents direct expenses of the division or function as applicable.
(4)	Non-GAAP gross margin target for Fiscal Year 2015 was 58.3%.

Equity Incentive Compensation

The Compensation Committee believes that long-term, sustainable growth and performance are best facilitated through a culture of executive stock ownership that encourages long-term decision-making and engagement by our executive management. The aim is also to align executive performance and behaviors to create a culture conducive to shareholder investment.

The Compensation Committee approves all equity awards granted to our executive officers, other than our CEO whose equity awards are approved by our full Board (other than himself). In making initial and subsequent equity awards, we take into consideration the executive’s position and level, past equity awards, other compensation and the value the executive brings to the Company based on his or her technical experience, expertise and leadership capabilities. The Compensation Committee also reviews annually the amount of vested and unvested equity that an executive holds and the fair market value of the unvested equity compared to the executive’s base salary. The philosophy behind equity awards is to provide the executive with a strong incentive to remain with, and build value in, the Company over an extended period of time.

We grant equity awards to our executives annually, typically in March of each year. The annual equity awards granted to our executives are 50% performance-based and 50% service-based, and vest over four years, with 25% vesting annually subject to (i) the executive’s continued service on the vesting date and (ii), in the case of performance-based awards, meeting any applicable performance criteria. Performance-based awards are subject to share price contingencies that must be met before the award vests (in the case of RSUs) or becomes exercisable (in the case of options). In addition, equity awards to executives may be proposed by our CEO from time to time during the year.

The Compensation Committee believes that a combination of performance-based and service-based equity awards balances promoting long-term retention of executives by providing an element of certainty of value from service-based awards, with motivating the executive to improve performance and maximize the Company’s share price, thereby more closely aligning executives’ interests with those of shareholders generally, through the performance-based awards.

Prior to Fiscal Year 2015, the annual equity awards granted to our executives consisted 50% of performance-based options and 50% of service-based RSUs. Starting in Fiscal Year 2015, the Compensation Committee determined that equity awards to our executives would consist solely of RSUs, primarily to bring our granting practices in line with market and industry practice.

2015 Equity Awards

Mr. Tan did not receive an annual equity award in Fiscal Year 2015, in light of the special performance-based, retention equity award he received in Fiscal Year 2013. In Fiscal Year 2015, the Compensation Committee granted the following equity awards to our other NEOs:

		March 2015
Name	December 2014 Service-Based RSUs (Number of Shares)	Performance-Based RSUs (Number of Shares)	Service-Based RSUs (Number of Shares)
Anthony E. Maslowski	3,000	15,000	15,000
Charlie Kawwas	—	15,000	15,000
Bryan T. Ingram	6,000	25,000	25,000
Boon Chye Ooi	3,000	15,000	15,000

The December 2014 service-based RSU awards were granted in recognition of an increase in responsibilities for each NEO and the NEO’s effort in connection with the integration of LSI. These service-based RSU awards vest at the rate of 25% per year, subject to continued service on each vesting date.

The March 2015 RSU awards are scheduled to vest at the rate of 25% per year, subject to continued service on each vesting date and, in the case of performance-based awards, meeting the applicable performance criteria. These performance-based RSU awards will not actually vest (if at all) until the date on which the average of the closing prices of the Company’s ordinary shares (as reported on the Nasdaq), over a period of 20 consecutive trading days is equal to or greater than 120% of the fair market value of our ordinary shares on the date of grant. If this share price contingency is met on or prior to the fourth anniversary of the grant date, then all of the RSUs have the potential to vest (assuming continued service), and any RSUs that would have vested on a scheduled vesting date occurring before the date on which the share price contingency is met will vest on or shortly after the date the share price contingency is met. If the share price contingency is not met by the fourth anniversary of the grant date or the time the executive ceases to provide services to us, the RSUs will not vest and the award will expire or immediately terminate, as applicable. This performance requirement for these awards had not been met as of the date of this proxy statement.

In determining the size of the awards, the Compensation Committee considered the fair market value of the unvested equity already held by each executive compared to the executive’s base salary, as well as the competitive market data, and the performance of the Company. In addition, the Compensation Committee considered the importance of retaining Mr. Ingram’s services.

Executive Share Ownership Guidelines

Under share ownership guidelines in effect until September 2015:

•	our CEO was expected to hold a minimum of 70,000 of our ordinary shares or ordinary shares having a fair market value equal to three times his or her annual base salary, whichever is less; and

•	each NEO was expected to hold a minimum of 15,000 of our ordinary shares or ordinary shares having a fair market value equal to one times his or her annual base salary, whichever is less.

In September 2015, the Compensation Committee amended these guidelines, following a review of competitive market data and after consultation with Compensia, as follows:

•	our CEO should hold ordinary shares having a minimum fair market value equal to three times his or her annual base salary from time to time; and

•

each other officer of the Company for the purposes of Section 16 of the Exchange Act (together with the CEO, the “executive officers”) should hold ordinary shares having a minimum fair market value equal to one times his or her annual base salary from time to time.

Our executive officers are expected to satisfy the applicable amended guideline by August 28, 2017 or within five years of the date on which they become an executive officer, whichever is later, and to hold at least such minimum value in ordinary shares for so long as he or she is an executive officer. Shares held in a trust or other estate-planning vehicle established by an executive officer, which continue to be beneficially owned by such executive officer under SEC rules, count toward the executive officer achieving the applicable guideline level of share ownership. Vested and exercisable option awards held by an executive officer count toward achieving the applicable guideline level of share ownership at a rate of 50%, i.e. two vested option shares will count as one ordinary share. Outstanding service-based RSUs and outstanding performance-based RSUs for which the performance criteria have been met count toward achieving the applicable guideline level of share ownership at a rate of 100%. Outstanding performance-based RSUs for which the performance criteria have not been met do not count toward achieving the applicable guideline.

As of February 12, 2016, all of our NEOs had achieved their applicable amended guideline level of share ownership.

The Compensation Committee may, in its discretion, determine whether exceptions should be made in the case of any executive officer who, due to his or her financial circumstances or other special circumstances, would incur a hardship by complying with these share ownership guidelines.

Employee Stock Purchase Plan

Executives employed by our participating subsidiaries, including all of our NEOs, may also participate in our Employee Share Purchase Plan (“ESPP”). The ESPP provides eligible employees with the opportunity to acquire ordinary shares of the Company through periodic payroll deductions, at a 15% discounted price, based on a six-month look-back period. The ESPP is structured in the U.S. as a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code. The ESPP requires participants to hold shares for a minimum of six months after any purchase date, unless they cease to be eligible to participate in the ESPP in which case the shares become freely tradable, subject to our applicable securities laws and our insider trading policy.

Severance and Change-in-Control Benefits; Death and Disability Acceleration

Each of our NEOs is eligible for severance and change-in-control benefits under his or her respective severance benefits agreement with the Company. The Compensation Committee provides such benefits to our NEOs based on its review of severance practices at our peer group companies and as the result of arms’ length negotiations at the time our NEOs enter into employment with us, at the time they are requested to take on additional responsibilities, or from time to time if deemed necessary or desirable to achieve parity with other NEOs or otherwise. The level of benefits varies from executive to executive based on the level of responsibility of the executive and accommodations made through arms’ length negotiations.

The table below describes the nature of the benefits payable to each NEO under his severance benefit agreement in effect as of the end of Fiscal Year 2015, upon a termination of employment without cause or for good reason or in the event of death or disability, in each case, other than in connection with a change in control of the Company. Each executive must provide a full release of claims in favor of the Company to be eligible for his or her full severance payment.

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage
Hock E. Tan	12 months	100%	—
Anthony E. Maslowski	9 months	50%	6 months
Charlie B. Kawwas	9 months	50%	6 months
Bryan T. Ingram	9 months	50%	6 months
Boon Chye Ooi	6 months	50%	6 months

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.

The table below sets forth the severance benefits payable to each NEO under his or her severance benefit agreement in effect as of end of Fiscal Year 2015, upon a termination of employment without cause or for good reason or in the event of death or disability, in each case, within 12 months following a change in control of the Company (or in the case of Mr. Tan, three months before or 12 months following such a change in control). Vesting of equity held by our NEOs will only accelerate following such a change in control if there is a qualifying termination of employment, as described above, which is commonly referred to as a “double trigger” Each executive must provide a full release of claims in favor of the Company to be eligible for his or her full severance payment.

Name	Continued Base Salary	Bonus(1)	Health Benefits Continuation Coverage	Equity Award Vesting Acceleration(2)
Hock E. Tan	24 months	200%	—	100%
Anthony E. Maslowski	12 months	100%	12 months	100%
Charlie B. Kawwas	12 months	100%	12 months	100%
Bryan T. Ingram	12 months	100%	12 months	100%
Boon Chye Ooi	12 months	100%	12 months	100%

(1)	Bonus payments are calculated using the lesser of the executive’s prior year’s actual bonus or prior year’s target bonus.

(2)	Upon a qualifying termination of an NEO’s employment in connection with a change of control, the NEO will also receive full acceleration of all outstanding time-vesting equity awards, and acceleration of outstanding performance-based equity awards to the extent (i) the effective price per share paid by the acquirer meets or exceeds any share price contingency applicable to any share-price performance awards, and (ii) other performance goals have been deemed satisfied, in the discretion of the Board, based on Company performance through the date of the change in control, for all other types of performance-based awards.

In addition, in September 2015, our Board approved a Policy on Acceleration of Executive Staff Equity Awards in the Event of Death or Disability (the “Death and Disability Policy”). This policy was effective immediately upon adoption, and provides members of our CEO’s executive staff (the “Executive Staff”), including our NEOs, with automatic, full acceleration upon an executive’s death or permanent disability of his or her outstanding and unvested equity awards that would otherwise vest solely based on the executive’s continued service, including performance-based equity awards for which the performance criteria have been met as of such date.

On October 16, 2015, we entered into a letter agreement with Mr. Ingram (the “Letter Agreement”), effective November 2, 2015, in connection with his appointment as Senior Vice President and General Manager, Wireless Semiconductor Division and to retain his services until at least the end of fiscal year 2017. The Letter Agreement provides Mr. Ingram with additional severance benefits, including acceleration of certain equity and equity-linked awards upon a termination of his employment without cause or for good reason or in the event of his death or disability during the period from November 2, 2015 to October 31, 2017, or if Mr. Ingram resigns during the 30 days following such period. More information regarding these benefits can be found under “Executive Compensation—Severance and Change of Control Agreements with Named Executive Officers; Death and Disability Policy; Employment Arrangements”. The table above does not reflect these additional benefits as the Letter Agreement became effective on November 2, 2015. Except as provided in the Letter Agreement, Mr. Ingram’s severance benefit agreement remains in continued force and effect.

For more detailed descriptions of the payments and benefits provided to our NEOs upon a termination of employment, death or disability, please see “Executive Compensation—Severance and Change of Control Agreements with Named Executive Officers; Death and Disability Policy; Employment Arrangements” below.

Other Compensation

U.S.-based executives may also participate in the Avago Technologies U.S. Inc. Deferred Compensation Plan. For a description of the Deferred Compensation Plan, see footnote 1 of the “Executive Compensation–Non-Qualified Deferred Compensation Table” below.

The Compensation Committee approves providing perquisites to our executives on a case-by-case and limited basis. The Compensation Committee will provide a perquisite to a NEO when it is necessary to attract or retain the executive officer. In Fiscal Year 2015, the following NEOs received perquisites:

Name	Perquisites
Hock E. Tan, President and Chief Executive Officer	Reimbursement for travel to his residence in Pennsylvania.
Boon Chye Ooi, Senior Vice President, Global Operations	Reimbursement of tax preparation service fees and annual home leave travel expenses.

In addition, in connection with Dr. Kawwas’ move to the United States from Canada, we agreed to provide Dr. Kawwas with a tax equalization benefit for 2015 in order to ensure he did not experience a greater tax burden as a result of his move to the United States.

Tax Considerations

While the Compensation Committee and our Board generally consider the financial, accounting and tax implications of their executive compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. In addition, the Compensation Committee and our Board have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for our Chief Executive Officer and each of the other NEOs (other than our Chief Financial Officer), referred to as “covered employees”, unless compensation is “qualified performance-based compensation”. The Compensation Committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. However, the Compensation Committee will continue to evaluate the effects of the Section 162(m) and related U.S. Treasury regulations and the advisability of qualifying its executive compensation for deductibility of such compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation payable to a covered employee must be deductible under Section 162(m).

Hedging and Pledging Prohibitions

As noted above, a core element of our compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. In furtherance of this philosophy, our insider trading policy prohibits our executives from hedging, pledging or margining our securities or trading in derivative securities related to our securities.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about compensation earned by our NEOs during Fiscal Year 2015, Fiscal Year 2014 and Fiscal Year 2013. Our NEOs consist of our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers serving at the end of Fiscal Year 2015.

Name and Principal Position(s)	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Hock E. Tan	2015	910,461		—		—	—	3,061,384	53,923	(4)	4,025,768
President and Chief Executive Officer	2014	827,692		—		—	14,483,625	1,855,385	35,894		17,202,596
	2013	781,731		—		2,493,405	27,531,000	1,025,000	35,993		31,867,129

Anthony E. Maslowski	2015	418,005		—		3,550,275	—	580,444	15,900	(5)	4,564,624
Senior Vice President and Chief Financial Officer	2014	396,750		—		1,033,687	1,115,625	445,500	16,749		3,008,311
	2013	330,825		50,000		1,886,500	2,050,875	177,794	65,426		4,561,420

Charlie B. Kawwas(6)	2015	424,284	(7)	300,000	(8)	3,256,875	—	670,326	224,596	(9)	4,876,081
Senior Vice President and Chief Sales Officer

Bryan T. Ingram	2015	542,308		—		6,014,925	—	810,577	15,900	(5)	7,383,710
Senior Vice President and General Manager, Wireless Semiconductor Division (as of November 2, 2015)	2014 2013	508,654 475,769		— —		4,961,600 945,345	5,355,000 1,066,800	761,539 506,527	15,600 15,000		11,602,393 3,009,441

Boon Chye Ooi	2015	525,652	(10)	—		3,550,275	—	842,686	13,877	(11)	4,932,490
Senior Vice President, Global Operations	2014	568,467		—		1,033,687	1,144,347	532,938	17,636		3,297,075
	2013	554,298		—		354,500	400,050	475,199	16,105		1,800,152

(1)	Represents the grant date fair value of RSUs awarded, determined in accordance with ASC 718. The amounts for Fiscal Year 2015 consist of grant date fair value of performance-based RSU awards and service-based RSU awards. The RSU awards are scheduled to vest at the rate of 25% per year, but in the case of the performance-based RSUs will only vest once a share price contingency (set at the grant date) is met and subject to the executive remaining employed with the Company through the relevant vesting dates. Since the awards do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the fair values present in this table above. The amounts in this column do not reflect compensation actually received by the NEOs or the actual value that will be recognized by the NEO. For a discussion of valuation assumptions used in the calculations, see Note 8 to the Consolidated Financial Statements included in Part IV, Item 8 of Avago’s 2015 Form 10-K.
(2)	Represents the grant date fair value of options granted, determined in accordance with ASC 718. The amounts shown represent the grant date fair values of performance-based option awards. The single performance measure that determines the number of ordinary shares subject to the options to be earned is our stock price, which is a market condition as defined under ASC 718. The performance-based option awards vest at the rate of 25% per year, subject to the executive remaining employed with the Company through the relevant vesting dates, but only become exercisable once the share price contingency (set at the grant date) is met. Since these awards do not have performance conditions as defined under ASC 718, such awards have no maximum grant date fair values that differ from the fair values presented in the table above. The amounts in this column do not reflect compensation actually received by the NEO or the actual value that will be recognized by the NEO. For a discussion of valuation assumptions used in the calculations, see Note 8 to the Consolidated Financial Statements included in Part IV, Item 8 of Avago’s 2015 Form 10-K.
(3)	Represents amounts paid for under the APB Plan for each fiscal year. Please see the plan description in “Compensation Discussion and Analysis—Annual Cash Compensation—Annual Cash Incentive Program” above.
(4)	Represents $38,023 in expense reimbursements for travel to Mr. Tan’s residence in Pennsylvania and a $15,900 401(k) employer matching contribution.
(5)	Represents 401(k) employer matching contribution.

(6)	Dr. Kawwas was appointed as Senior Vice President and Chief Sales Officer on June 3, 2015.
(7)	In connection with Dr. Kawwas’ appointment as Senior Vice President and Chief Sales Officer, effective June 3, 2015, he relocated from Canada to San Jose, California, at the Company’s request during Fiscal Year 2015. As a result, a portion of Dr. Kawwas’ salary for Fiscal Year 2015 was paid in Canadian Dollars and a portion was paid in U.S. Dollars. For the purposes of this table, salary amounts paid in Canadian Dollars (CAN$351,555) were converted to U.S. Dollars using the Accounting Rate for October 2015 of 1.3329 Canadian Dollar to the U.S. Dollar.
(8)

Represents a relocation payment made to Dr. Kawwas in connection with his move from Canada to San Jose, California at the Company’s request in Fiscal Year 2015, pursuant to his Continuing Employment Offer Letter, dated June 3, 2015. In the event his employment is terminated prior to the first anniversary of his relocation date, Dr. Kawwas must repay an amount equal to the relocation payment amount less 1/12th thereof for each full month of continued employment with the Company following his relocation.

(9)	Represents (i) a $160,085 retention payment under Dr. Kawwas’ retention agreement between Dr. Kawwas and LSI, entered into with LSI, dated as of July 11, 2013, entered into prior to our acquisition of LSI; (ii) CAN$75,774 for payout of accrued vacation time, pursuant to Canadian regulations, in connection with his relocation from Canada to San Jose, California, which, for purposes of this table, were converted to U.S. Dollars using the Accounting Rate for October 2015 of 1.3329 Canadian Dollars to the U.S. Dollar, and (iii) $7,662 401(k) employer matching contribution.
(10)	For the purposes of this table, salary and cash incentive paid to Mr. Ooi in Singapore Dollars for Fiscal Year 2015 were converted to U.S. Dollars using the Accounting Rate for October 2015 of 1.4254 Singapore Dollars to the U.S. Dollar.
(11)	Represents $3,425 in reimbursement for annual home leave travel expenses and $10,452 in reimbursement of tax preparation service fees. The annual home leave travel expenses of 15,049 Malaysia Ringgits and Singapore tax preparation of 2,226 Malaysian Ringgits were converted to U.S. Dollars using the Accounting Rate for October 2015 of 4.3935 Malaysian Ringgits to the U.S. Dollar.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards during Fiscal Year 2015 to each of our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Approval Date(1)	Grant Date(1)	Threshold ($)	Target ($)(3)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hock E. Tan			170,077	1,360,615	3,061,384

Anthony E. Maslowski			13,294	312,795	680,329
	12/8/2014	12/9/2014							3,000			293,400
	3/3/2015	3/15/2015				15,000	15,000	15,000				1,467,075
	3/3/2015	3/15/2015							15,000			1,789,800

Charlie B. Kawwas			7,836	313,425	691,102
	3/3/2015	3/15/2015				15,000	15,000	15,000				1,467,075
	3/3/2015	3/15/2015							15,000			1,789,800

Bryan T. Ingram			67,548	540,385	1,215,865
	12/8/2014	12/9/2014							6,000			586,800
	3/3/2015	3/15/2015				25,000	25,000	25,000				2,445,125
	3/3/2015	3/15/2015							25,000			2,983,000

Boon Chye Ooi			24,640	394,239	842,686
	12/8/2014	12/9/2014							3,000			293,400
	3/3/2015	3/15/2015				15,000	15,000	15,000				1,467,075
	3/3/2015	3/15/2015							15,000			1,789,800

(1)	The approval date represents the date on which the award was approved by the Compensation Committee or our Board, as applicable. The grant date is the date on which the award became effective.
(2)

Represents estimated potential payouts under the APB Plan for Fiscal Year 2015. The threshold amount for Messrs. Tan and Ingram was 12.5% of their target bonus amount, calculated based on the achievement of a single corporate goal at 50% of the target for such goal and with the individual performance multiplier set at target 50%. The threshold amount for Mr. Ooi was 6.25% of his target bonus amount, calculated based on the achievement of a single corporate or divisional goal at 25% of the target for such goal and with the individual performance multiplier set at target 50%. The threshold amount for Mr. Maslowski was 4.25% of his target bonus amount, calculated based on the achievement of a single corporate or divisional goal at 17% of the target for such goal and with the individual performance multiplier set at target 50%. The threshold amount for Dr. Kawwas was 2.50% of his target bonus amount, calculated based on the achievement of a single corporate or divisional goal at 10% of the target for such goal and with the individual performance multiplier set at target 50%. The maximum bonus payable was 225% of the target bonus amount for Messrs. Tan and Ingram, which assumes maximum (150%) performance for each corporate goal and with the individual performance multiplier set at 150%. The maximum bonus payable was 217.5% of the target bonus amount for Mr. Maslowski, which assumes maximum (150%) performance for corporate and (140%) for functional goal and with the maximum individual performance multiplier set at 150%. The maximum bonus payable was 220.5% of the target bonus amount for Dr. Kawwas, which assumes maximum (150%) performance for corporate and (144%) for functional goal and with the maximum individual performance multiplier set at 150%. The maximum bonus payable was 213.8% of the target bonus amount for Mr. Ooi, which assumes maximum (150%) performance for corporate and (135%) for functional goal and with the maximum individual performance multiplier set at 150%.
(3)	Mr. Tan’s target bonus amount for Fiscal Year 2015 was 150% of his base salary. Mr. Ingram’s target bonus amount was 100% of his base salary. The target bonus amount for Messrs. Maslowski and Ooi and Dr. Kawwas was 75% of their respective base salaries.
(4)	Represents performance-based RSUs, granted under our 2009 Plan, which are scheduled to vest at the rate of 25% per year, subject to the satisfaction of a share price contingency (set at the grant date) and to the executive remaining employed with the Company through the relevant vesting dates. The share price contingency provides that the RSUs will vest only if the average closing price per share of our ordinary shares over a 20 consecutive trading day period is equal to or greater than 120% of the fair market value of an ordinary share on the grant date. If this share price contingency is met on or prior to the fourth anniversary of the grant date, then all of the RSUs have the potential to vest (assuming continued service), and any RSUs that would have vested on a scheduled vesting date occurring before the date on which the share price contingency was met will vest on or shortly after the date the share price contingency is met. If the share price contingency is not met by the fourth anniversary of the grant date or the time the executive ceases to provide services to us, the RSUs will not vest and the award will expire or immediately terminate, as applicable. As a result, the threshold, target and maximum amounts are the same. The share-price contingency for these RSUs had not been met as at the end of Fiscal Year 2015.
(5)	The awards shown in this column are service-based RSU awards granted under our 2009 Plan. These awards vest at the rate of 25% per year, subject to the executive remaining employed by the Company through the relevant vesting date.
(6)	Represents the grant date fair value of the equity awards, as determined in accordance with ASC 718. For a discussion of the valuation assumptions used in the calculations, see Note 8 to the Consolidated Financial Statements included in Part II, Item 8 of Avago’s 2015 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information about share options and share awards outstanding on November 1, 2015, the last day of Fiscal Year 2015, held by each of our NEOs.

	Option Awards						Restricted Share Unit Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Units of Stock (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Hock E Tan	3/8/2011	271,353	—		32.39	3/7/2018	—		—	—		—
	11/26/2012	—	—		—	—	12,500	(3)	1,539,125	—		—
	3/12/2013	87,500	87,500	(4)	35.45	3/11/2020	29,166	(5)	3,591,210	—		—
	9/13/2013	875,000	875,000	(6)	38.99	9/12/2020	—		—	—		—
	1/2/2014	187,500	562,500	(6)	52.65	1/1/2021	—		—	—		—
Anthony E. Maslowski	3/6/2012	—	12,500	(7)	35.31	3/5/2019	4,167	(3)	513,083	—		—
	3/12/2013	—	30,000	(4)	35.45	3/11/2020	10,000	(5)	1,231,300	—		—
	9/11/2013	32,500	45,000	(4)	39.25	9/10/2020	15,000	(5)	1,846,950	—		—
	3/11/2014	12,500	37,500	(4)	62.02	3/10/2021	12,500	(5)	1,539,125	—		—
	12/9/2014	—	—		—	—	3,000	(5)	369,390	—		—
	3/15/2015	—	—		—	—	15,000	(5)	1,846,950	15,000	(8)	1,846,950

	Option Awards						Restricted Share Unit Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Units of Stock (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)

Charlie B. Kawwas	3/1/2012	—	3,879	(9)	48.18	3/1/2019	787	(10)	96,903	—		—
	3/1/2013	—	7,337	(9)	38.92	3/1/2020	2,490	(10)	306,594	—		—
	3/1/2013	—	—		—	—	2,490	(11)	306,594	—		—
	3/1/2014	—	8,494	(9)	62.63	3/1/2021	8,577	(10)	1,056,086	—		—
	3/1/2014	—	—		—	—	4,398	(12)	541,526	—		—
	6/10/2014	10,000	90,000	(4)	71.86	6/9/2021	30,000	(5)	3,693,900	—		—
	3/15/2015	—	—		—	—	15,000	(5)	1,846,950	15,000	(8)	1,846,950

Bryan Ingram	3/12/2013	—	40,000	(4)	35.45	3/11/2020	13,333	(5)	1,641,692	—		—
	3/11/2014	12,000	180,000	(4)	62.02	3/10/2021	60,000	(5)	7,387,800	—		—
	12/9/2014	—	—		—	—	6,000	(5)	738,780	—		—
	3/15/2015	—	—		—	—	25,000	(5)	3,078,250	25,000	(8)	3,078,250

Boon Chye Ooi	3/6/2012	—	50,000	(7)	35.31	3/5/2019	16,667	(3)	2,052,208	—		—
	3/12/2013	—	15,000	(4)	35.45	3/11/2020	5,000	(5)	615,650	—		—
	3/11/2014	—	37,500	(4)	62.02	3/10/2021	12,500	(5)	1,539,125	—		—
	12/9/2014	—	—		—	—	3,000	(5)	369,390	—		—
	3/15/2015	—	—		—	—	15,000	(5)	1,846,950	15,000	(8)	1,846,950

(1)	The awards shown in this column are awards granted under our 2009 Plan unless otherwise noted.
(2)	The amounts shown in this column represent the number of ordinary shares that have not vested multiplied by $123.13, the closing price of an ordinary share on October 30, 2015, the last trading day of Fiscal Year 2015.
(3)	This RSU vests in two installments of 50% each on approximately the third and fourth anniversaries of the grant date, subject to the executive’s continued employment with the Company.
(4)	This performance-based option vests at the rate of 25% the shares subject thereto on each anniversary of the grant date, subject to the executive’s continued employment with the Company. This performance share option is not exercisable until the date on which the average of the closing prices of the Company’s ordinary shares, over a 10 consecutive trading day period is equal to or greater than 120% of the exercise price of the option. The exercisability condition for this option has been met.
(5)	This RSU vests in four annual installments of 25% each, commencing on approximately the first anniversary of the grant date, subject to the executive’s continued employment with the Company.
(6)	This performance-based option vests at the rate of 25% the shares subject thereto on each anniversary of the grant date, subject to the executive’s continued employment with the Company. This performance share option will only become exercisable as to any tranche of 20% of the shares covered by the option if the price target applicable to that target is met. In order for a price target to be met, the average of the closing prices of the Company’s ordinary shares, over a 30 consecutive trading day period must be equal to or greater than the price target. The price targets range from $50.00 per share to $75.00 per share. All price targets for this option have been met.
(7)	This option vests on two annual installments of 50% each on the third and fourth anniversaries of the grant date, subject to the executive’s continued employment with the Company.
(8)	This performance-based RSU is scheduled to vest at the rate of 25% a year, subject to the executive’s continued employment with the Company and satisfaction of the relevant performance criteria. No shares will vest until the average closing price per share of the Company’s ordinary shares over a 20 consecutive trading day period is equal to or greater than 120% of the fair market value of an ordinary share on the grant date. If this share price contingency is met on or prior to the fourth anniversary of the grant date, then all of the RSUs have the potential to vest (assuming continued service) and any RSUs that would have vested on a scheduled vesting date occurring before the date on which the share price contingency is met will vest on or shortly after the date the share price contingency is met. If the share price contingency is not met by the fourth anniversary of the grant date or the time the executive ceases to provide services to us, the RSUs will not vest and the award will expire or immediately terminate, as applicable. The vesting condition for this RSU had not been met as of the end of Fiscal Year 2015.
(9)

This option was assumed in connection with the acquisition of LSI and was issued under the LSI Corporation 2003 Equity Incentive Plan (the “LSI Plan”). This option vests in four annual installments of 25% each, commencing on approximately the first anniversary of the grant date, subject to the executive’s continued employment with the Company.
(10)	This RSU was assumed in connection with the acquisition of LSI and was issued under the LSI Plan. This RSU vests in four annual installments of 25% each, commencing on approximately the first anniversary of the grant date, subject to the executive’s continued employment with the Company.
(11)	This RSU was assumed in connection with the acquisition of LSI and was issued under the LSI Plan. This RSU vests 100% on April 1, 2016, subject to the executive’s continued employment with the Company.
(12)	This RSU was assumed in connection with the acquisition of LSI and was issued under the LSI Plan. This RSU vests 100% on April 1, 2017 subject to the executive’s continued employment with the Company.

Option Exercises and Stock Vested

The following table shows information regarding the exercise of options to purchase our ordinary shares and the vesting of RSUs during Fiscal Year 2015. Option award value is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the ordinary shares acquired on the date of exercise. Stock award value realized is calculated by multiplying the number of shares shown in the table by the closing price of our ordinary shares, as reported on the Nasdaq, on the date the RSUs vested. Value Realized on Exercise and Value Realized on Vesting represent long-term gain over many years of service by the executive and we do not consider it as part of an executive’s Fiscal Year 2015 compensation.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Hock E. Tan	628,647	65,843,169	114,583	14,336,625
Anthony E. Maslowski	55,000	4,743,400	20,834	2,622,125
Charlie B. Kawwas	30,382	1,993,982	21,418	2,855,087
Bryan T. Ingram	160,917	16,219,150	51,667	6,464,575
Boon Chye Ooi	105,000	10,327,307	23,334	2,919,550

2015 Non-Qualified Deferred Compensation Table

The following table sets forth information regarding contributions and earnings under the Avago Technologies U.S. Inc. Deferred Compensation Plan during Fiscal Year 2015.

Name	Executive Contributions in Fiscal Year 2015 ($)(1)	Registrant Contributions in Fiscal Year 2015 ($)(1)	Aggregate Earnings in Fiscal Year 2015 ($)(2)	Aggregate Withdrawals / Distribution ($)	Aggregate Balance at November 1, 2015 ($)
Anthony E. Maslowski	12,600	—	7,263	—	1,075,247
Bryan T. Ingram	—	—	114	—	22,689

(1)

The Avago Technologies U.S. Inc. Deferred Compensation Plan is a non-qualified Plan under the Internal Revenue Code and is exempt from the reporting and fiduciary requirements of ERISA. The Deferred Compensation Plan is designed to allow the participants to defer a specified percentage of their base salary, commissions and/or bonuses in a manner similar to the way in which the Avago Technologies U.S. Inc. 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Internal Revenue Code. In addition, we may make discretionary contributions to participant accounts. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of our employees who have an annual base salary plus targeted commissions of at least $175,000, which group includes each of our U.S. based NEOs. Amounts deferred by each participant pursuant to the Deferred Compensation Plan are held in a “rabbi” trust. The trust protects the assets from the effects of a change in management control or takeover, but not against insolvency for bankruptcy of the company. Amounts invested by each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds elected by a participant. Currently, the measurement funds consist of the following: Fidelity Retirement US Treasury Money Market Fund, PIMCO Total Return Fund Institutional Class, Spartan 500 Index- Institutional Class, Fidelity Contra Fund- Class K , Wells Fargo Advantage Discovery Fund Class Institutional Class, Vanguard Total Bond Mkt Inst., Vanguard Short-Term Bond Index IS, Goldman Sachs Small Cap Value Fund Institutional, Fidelity Growth Co K, Vanguard Total International Stock Index Fund Signal Shares, Vanguard Target Inc., Vanguard Target 2010 Fund, Vanguard Target 2015, Vanguard 2020 Target 2020, Vanguard Target 2025, Vanguard Target 2030, Vanguard Target 2035, Vanguard Target 2040, Vanguard Target 2045, Vanguard Target 2050, Vanguard Target 2055, Vanguard Target 2060, Vanguard Tot Wld Stk Inv, Vanguard REIT Institutional, Vanguard Small Cap Index Institutional, Vanguard Mid-Cap Index ID PL, PIMCO High Yield Institutional, and AF Europac Growth R6. Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions occur in a lump sum upon death or total disability and in a lump sum or installments upon a participant’s choice of in service or separation of service. Distributions are also made in the event of a change in control of our Company.
(2)	Amounts reflected are not included in the Fiscal Year 2015 “Summary Compensation Table” because the earnings are not “above-market.” These amounts include dividends, interest and changes in market value.

Severance and Change of Control Agreements with Named Executive Officers; Death and Disability Policy; Employment Arrangements

Each of our NEOs is party to a severance benefits agreement with us. The severance benefit agreements provide each NEO with a severance payment in the event of the termination of the NEO’s employment without cause, because of death or permanent disability or a resignation by the NEO for “good reason” (“Covered Termination”), provided that the NEO timely executes a general release of all claims in favor of the Company. If such a termination of employment takes place within 12 months following (or in the case of Mr. Tan, within three months prior or 12 months following) a “change in control” (as defined in the severance benefit agreement), the Company must provide the NEO with:

•	12 months (24 months in the case of Mr. Tan) of continued salary payments following the NEO’s separation from the Company;

•	an amount equal to 100% (200% in the case of Mr. Tan) of the lesser of the NEO’s prior year’s bonus or target bonus;

•

full acceleration of all outstanding time-vesting equity and equity-linked awards, and acceleration of performance-based equity and equity-linked awards (i) to the extent the effective price per share paid by the acquirer meets or exceeds any share price contingency applicable to any share-price performance awards, and (ii) to the extent other performance goals have been deemed satisfied, in the discretion of the Board, based on Company performance through the date of the Change in Control, for all other types of performance-based awards; and

•	except in the case of Mr. Tan, the payment of continued health insurance premiums for the NEO and any covered dependents for up to 12 months.

If the NEO’s termination of employment takes place other than in connection with a Change in Control, the Company must provide the NEO with:

•	nine months (12 months in the case of Mr. Tan and six months in the case of Mr. Ooi) of continued salary payments following the NEO’s separation from the Company;

•	an amount equal to the lesser of 50% (100% in the case of Mr. Tan) of the NEO’s prior year’s bonus or target bonus; and

•	except in the case of Mr. Tan, the payment of continued health insurance premiums for the NEO and any covered dependents for up to six months.

The definition of “Change of Control” under the severance benefit agreements is the same as the definition of “Change in Control” under our 2009 Plan, which captures acquisitions of more than 50% of our voting shares by any person or group, as well as the sale of all or substantially all of our assets. Mr. Tan’s severance benefit agreement was approved by our shareholders, as required by Singapore law, at our 2014 AGM.

The definition of “good reason” means any of the following: (A) a material reduction in the executive’s salary (other than as part of a broad salary reduction program instituted because we are in financial distress); (B) a substantial reduction in the executive’s duties and responsibilities; (C) the elimination or reduction of the executive’s eligibility to participate in our benefit programs that is inconsistent with the eligibility of our executive employees to participate therein; (D) we inform the executive of our intention to transfer the executive’s primary workplace to a location that is more than 50 miles from the location of the executive’s primary workplace as of such date; (E) our material breach of the severance benefits agreement that is not cured within sixty (60) days written notice thereof; and (F) any serious chronic mental or physical illness of the executive or a member of the executive’s family that requires the executive to terminate his or her employment because of substantial interference with the executive’s duties; provided, that at our request the executive provides us with a written physician’s statement confirming the existence of such mental or physical illness.

Policy on Acceleration of Executive Staff Equity Awards

In September 2015, our Board approved the Death and Disability Policy. The Death and Disability Policy applies in the event of the death or permanent disability, of (i) any officer of the Company, as such term is defined in Exchange Act Rule 16a-1, and (ii) any member of the Executive Staff as determined by our CEO.

Under the Death and Disability Policy, in the event a covered executive experiences a death or permanent disability, each outstanding and unvested equity and equity-linked award held by such individual that as of such date vests solely based on continued service (including performance-based awards for which the performance criteria have been met as of such date), automatically vests in full.

Continuing Employment Agreement – Mr. Ingram

Pursuant to Mr. Ingram’s Letter Agreement, entered into on October 16, 2015, if Mr. Ingram experiences a Covered Termination, as defined in his severance benefit agreement, during the period commencing on November 2, 2015 and ending on October 31, 2017 (the “Retention Period”) or he elects in writing within thirty days immediately following the end of the Retention Period (the “Election Period”) to resign as of such date, then his unvested equity and equity-linked awards that were granted prior to March 15, 2015 and vest solely based upon his continued service, including performance awards for which the performance criteria has been met (“Time-Based Awards”), will vest in full as of such termination date. The Letter Agreement also provides that if Mr. Ingram remains available to provide limited consulting services through the first anniversary of such termination date and refrains from engaging in a competing business or activity during this time (or if he dies or becomes permanently disabled during such time), then the Time-Based Awards granted on March 15, 2015 and each performance award granted on March 15, 2015 for which the performance criteria is met following his termination date but prior to the first anniversary of the termination date, will fully vest on the first anniversary of the termination date.

The Letter Agreement further provides that if Mr. Ingram’s employment is terminated as a result of a Covered Termination (as defined in his severance benefits agreement) or he elects in writing during the Election Period to resign as of such date and such termination date occurs after the end of the fiscal year but prior to the payment date of his cash bonus under the APB Plan in effect for that year, then he will continue to be entitled to receive his cash bonus, based upon actual performance under the APB Plan in effect on the bonus payment date.

Other than as discussed above, Mr. Ingram’s severance benefit agreement remains in full force and effect.

Employment Offer Letter – Dr. Samueli

In connection with the Acquisition, we entered into an offer letter with Dr. Samueli, who was appointed our Chief Technical Officer. Pursuant to his offer letter, Dr. Samueli will receive a nominal salary and will not participate in the APB Plan. Dr. Samueli’s offer letter provides that, subject to our Board’s approval, he will receive RSUs with a value of $3 million, half of which will be service-based vesting RSUs and half of which will be performance-based vesting RSUs. The RSUs are scheduled to vest over four years at the rate of 25% per year, but in the case of the performance-based RSUs will only vest once the applicable share price contingency (set at the date of grant) is met, and subject to Dr. Samueli remaining employed by the Company through the relevant vesting dates. No performance-based RSUs will vest until the average closing price per share of the Company’s ordinary shares as quoted on the Nasdaq Stock Market, over a 20 consecutive trading day period is equal to or greater than 120% of the fair market value of an ordinary share on the grant date.

Potential Severance Payments and Benefits Upon Certain Terminations

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their agreements in effect as of November 1, 2015, in the event of a termination of employment without cause, because of death or disability or a resignation with good reason taking place not in connection with a change in control of the Company. The amounts presented in the table assume a termination date of November 1, 2015 and that all eligibility requirements contemplated by the NEO’s respective agreements or the Company’s policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Total ($)
Hock E. Tan	968,000	1,452,000	—	2,420,000
Anthony E. Maslowski	325,553	162,776	8,422	496,751
Charlie B. Kawwas	355,725	177,863	11,770	545,358
Bryan T. Ingram	431,250	287,500	11,527	730,277
Boon Chye Ooi(2)	266,443	199,832	1,071	467,346

(1)	Represents the cost of Company-subsidized continued benefits, based on our current costs to provide such coverage.
(2)	All amounts paid to Mr. Ooi upon any termination of employment will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

Potential Severance Payments and Benefits Upon Certain Terminations in Connection with a Change in Control

The following table reflects the potential payments and benefits to which the NEOs would be entitled under their severance benefit agreements in effect as of the end of Fiscal Year 2015 or the Company’s policies and practices as described under “Compensation Discussion and Analysis–Severance and Change-in-Control Benefits; Death and Disability Acceleration” above in the event of a termination of employment without cause, because of death or disability or a resignation for good reason taking place within 12 months following a change in control of the Company (or in the case of Mr. Tan three months before or 12 months following a change in control of the Company). The amounts presented in the table assume a termination date of November 1, 2015 and that all eligibility requirements contemplated by the NEO’s respective agreements and the Company’s policies and practices, as applicable, were met.

Name	Cash Severance Base Salary ($)	Cash Severance Bonus ($)	Health Benefits Continuation Coverage ($)(1)	Value of Option Acceleration ($)(2)	Value of RSU Acceleration ($)(3)	Total ($)
Hock E. Tan	1,936,000	2,904,000	—	120,939,500	5,130,335	130,909,835
Anthony E. Maslowski	434,070	325,553	16,844	9,794,375	7,346,798	17,917,640
Charlie B. Kawwas	474,300	355,725	23,539	6,036,767	7,848,552	14,738,883
Bryan T. Ingram	575,000	575,000	23,053	14,507,000	12,846,522	28,526,575
Boon Chye Ooi(4)	532,886	399,664	2,142	7,997,825	6,423,323	15,355,840

(1)	Represents the cost of Company-subsidized continued benefits based on our current costs to provide such coverage.
(2)	The amounts in this column represent, for each option that would have accelerated, the number of ordinary shares that would have vested multiplied by the difference between $123.13, the closing price per ordinary share on October 30, 2015, the last trading day of Fiscal Year 2015, and the exercise price of the option. As of such date, all price contingencies contained in performance-based options had been met. As a result, all performance-based options would have accelerated in the event of a covered termination.
(3)	The amounts in this column represent, for each RSU award that would have accelerated, the number of ordinary shares that would have vested multiplied by $123.13, the closing price per ordinary share on October 30, 2015, the last trading day of Fiscal Year 2015. As of such date, the stock price contingencies contained in performance-based RSU had not been met. As a result, none of the performance-based RSUs would have accelerated in the event of a covered termination.
(4)	All amounts paid to Mr. Ooi upon any termination of employment will be paid in Singapore Dollars, converted from U.S. Dollars, where applicable, using the Accounting Rate for the month in which such termination occurs.

The table above does not reflect the effects of Mr. Ingram’s Letter Agreement on his severance benefits as at the end of Fiscal Year 2015, as the Letter Agreement did not become effective until November 2, 2015, the first day of the following fiscal year.

Death and Disability Policy

The following table reflects the potential benefits to which the NEOs would be entitled under the Death and Disability Policy in effect as of November 1, 2015, in the event of death or permanent disability. The amounts presented in the table assume a termination date of November 1, 2015 and that all eligibility requirements contemplated by the Death and Disability Policy were met.

Name	Value of Options Acceleration ($)(1)	Value of RSUs Acceleration ($)(2)	Total ($)
Hock E. Tan	120,939,500	5,130,335	126,069,835
Anthony E. Maslowski	9,794,375	7,346,798	17,141,173
Charlie B. Kawwas	6,036,767	7,848,552	13,885,319
Bryan T. Ingram	14,507,000	12,846,522	27,353,522
Boon Chye Ooi	7,997,825	6,423,323	14,421,148

(1)	The amounts in this column represent, for each option that would have accelerated, the number of ordinary shares that would have vested multiplied by the difference between $123.13, the closing price per ordinary share on October 30, 2015, the last trading day of Fiscal Year 2015, and the exercise price of the option. As of such date, all price contingencies contained in performance-based options had been met. As a result, all performance-based options would have accelerated in the event of a covered termination.
(2)	The amounts in this column represent, for each RSU award that would have accelerated, the number of ordinary shares that would have vested multiplied by $123.13, the closing price per ordinary share on October 30, 2015, the last trading day of Fiscal Year 2015. As of such date, the stock price contingencies contained in performance-based RSU had not been met. As a result, none of the performance-based RSUs would have accelerated in the event of a covered termination.

EQUITY COMPENSATION PLAN INFORMATION

Plans Approved by our Shareholders

We have four equity compensation plans that have been approved by our shareholders: the Equity Incentive Plan for Executive Employees of Avago Technologies Limited and Subsidiaries (the “Executive Plan”), the Amended and Restated Equity Incentive Plan for Senior Management Employees of Avago Technologies Limited and Subsidiaries (the “Senior Management Plan” and together with the Executive Plan, the “Prior Plans”), the 2009 Plan and the ESPP. We ceased to make grants under the Prior Plans in August 2009.

Plans Not Approved by our Shareholders

As at November 1, 2015, we had one equity compensation plan that had not been approved by our shareholders and pursuant to which we may continue to grant additional equity awards: the LSI Corporation 2003 Equity Incentive Plan, as amended (the “LSI Plan”), which we assumed in connection with our acquisition of LSI. We have also assumed outstanding equity awards granted under the LSI Plan and under other equity compensation plans or agreements that were assumed by us in connection with our acquisition of LSI and other companies that originally granted those awards.

The following table sets forth the number and weighted-average exercise price of ordinary shares to be issued upon exercise of outstanding options and RSUs, and the number of securities remaining available for future issuance under all of our equity compensation plans, as at November 1, 2015.

Plan Category	Number of Ordinary Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Ordinary Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity incentive plans approved by shareholders	21,936,366	(2)	$44.36	10,241,513	(3)
Employee stock purchase plan approved by shareholders	—		—	8,849,587	(4)
Equity compensation plans not approved by our shareholders	4,725,603	(5)	$72.07	5,189,572	(6)
Total	26,661,969		$47.91	24,280,672	(3)

(1)	Shares issuable upon vesting of RSUs have been excluded from the calculation of the weighted average exercise price because they have no exercise price associated with them.
(2)	Represents 18,666,556 shares subject to outstanding options and 3,269,810 shares that may be issued upon vesting of outstanding RSUs, in each case pursuant to equity awards issued under the 2009 Plan and the Prior Plans.
(3)	The 2009 Plan has an automatic annual share renewal formula pursuant to which the aggregate number of shares available for issuance under the 2009 Plan increases automatically on the first day each fiscal year by the least of (i) 6,000,000 shares, (ii) 3% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares as determined by our Board. In accordance with this formula, on November 2, 2015 (the first day of our Fiscal Year 2016), the number of shares available for future issuance under the 2009 Plan increased by 6,000,000, which is not reflected in the table.
(4)	The ESPP has an automatic annual share renewal formula pursuant to which the aggregate number of shares available for issuance under the ESPP increases automatically on the first day each fiscal year by the least of (i) 2 million shares, (ii) 1% of the ordinary shares outstanding on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares as determined by our Board. Our Board determined not to increase the number of shares available for issuance under the ESPP for Fiscal Year 2016.

(5)	Represents (i) 2,711,594 shares subject to options and 1,894,746 shares that may be issued upon vesting of RSUs, all of which were awarded under the LSI Plan, and (ii) 29,743 shares subject to options and 89,520 shares that may be issued upon vesting of RSUs issued pursuant to other equity compensation plans and agreements assumed by us in connection with our acquisition of LSI and other companies that originally established those plans or agreements.
(6)	Represents shares available under the LSI Plan, of which 3,037,825 shares may be used for RSU awards.

For additional information regarding our equity compensation plans, please refer to Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 8 of Avago’s 2015 Form 10-K.

The information presented above does not include any data regarding BRCM equity compensation plans or outstanding equity awards assumed in connection with the closing of the Acquisition on February 1, 2016, which occurred subsequent to the end of Fiscal Year 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for determining executive base compensation and incentive compensation and approving the terms of equity grants pursuant to our equity incentive plans. The Chief Executive Officer’s compensation is determined by the full Board, with input and recommendations from the Compensation Committee.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation, which is contained elsewhere in this Proxy Statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1.	The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

2.	Based upon such review and the related discussions referenced above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2016 Annual General Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors:

Donald Macleod, Chairperson

James V. Diller

Lewis C. Eggebrecht

Eddy W. Hartenstein1

[1]	Mr. Hartenstein joined the Compensation Committee effective February 1, 2016.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for assisting the Board with its oversight responsibilities regarding the following:

•	the quality and integrity of the Company’s financial statements and internal controls;

•	the appointment, compensation, retention, qualifications and independence of the Company’s independent registered public accounting firm;

•	the performance of the Company’s internal audit function and independent registered public accounting firm;

•	the Company’s compliance with legal and regulatory requirements; and

•	related party transactions.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for Fiscal Year 2015 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, the Company’s internal control over financial reporting and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed the independence of PricewaterhouseCoopers LLP with that firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during Fiscal Year 2015 were pre-approved by the Audit Committee in accordance with established procedures.

Based on the Audit Committee’s review and discussions noted above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements for Fiscal Year 2015 be included in the Company’s Annual Report on Form 10-K for Fiscal Year 2015, for filing with the SEC.

The Audit Committee and the Board of Directors have approved, subject to shareholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and independent Singapore auditor for Fiscal Year 2016.

Submitted by the Audit Committee of the Board of Directors:

Justine F. Lien, Chairperson

Donald Macleod

Peter J. Marks

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about (i) the beneficial ownership of our ordinary shares and Restricted Units in the Partnership, the holders of which are entitled to vote an equal number of our Special Voting Shares, and (ii) aggregate voting power, at February 12, 2016 for:

•	each named executive officer;

•	each of our directors and nominees for director;

•	each person known to us to be the beneficial owner of more than 5% of our ordinary shares or of the Restricted Units; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares and Restricted Units that they beneficially own.

The terms of the Restricted Units are governed by the Amended and Restated Exempted Limited Partnership Agreement dated February 1, 2016, of the Partnership. Holders of Restricted Units are entitled to direct the Trustee to vote one Special Voting Share for each Restricted Unit that they hold, pursuant to the terms of the Voting Trust. The Trustee is the sole registered holder of the Special Voting Shares, and the number of Special Voting Shares outstanding is equal to the number of outstanding Restricted Units.

Ordinary shares subject to options that are currently exercisable or exercisable within 60 days of February 12, 2016 and RSUs that vest within 60 days of February 12, 2016 are deemed to be outstanding and to be beneficially owned by the person holding the equity award for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

In the table below, percentage ownership is based on 390,315,850 ordinary shares and 22,804,591 Restricted Units outstanding as of February 12, 2016. Total percentage of voting power assumes that all holders of Restricted Units provide proper voting instructions to the Trustee in respect of their corresponding Special Voting Shares, and is based on an aggregate of 413,120,441 ordinary shares and Special Voting Shares outstanding as of February 12, 2016.

	Voting Securities Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Ordinary Shares	Percentage of Ordinary Shares	Number of Restricted Units	Percentage of Restricted Units	Total Shares Beneficially Owned	Total Percentage of Voting Power(2)
5% Shareholders(3):
Capital World Investors(4)	32,455,009	8.3%	—	—	32,455,009	7.9%
333 South Hope Street
Los Angeles, CA 90071
Capital Research Global Investors(5)	27,577,957	7.1%	—	—	27,577,957	6.7%
333 South Hope Street
Los Angeles, CA 90071
The Growth Fund of America, Inc.(6)	20,789,538	5.3%	—	—	20,789,538	5.0%
333 South Hope Street
Los Angeles, CA 90071

	Voting Securities Beneficially Owned(1)
Name and Address of Beneficial Owner	Number of Ordinary Shares	Percentage of Ordinary Shares	Number of Restricted Units	Percentage of Restricted Units	Total Shares Beneficially Owned	Total Percentage of Voting Power(2)
JPMorgan Chase & Co.(7)	20,271,245	5.2%	—	—	20,271,245	5.0%
270 Park Avenue
New York, NY 10017
Named Executive Officers, Directors and Nominees:
Hock E. Tan(8)	1,449,562	*	—	—	1,449,562	*
Anthony E. Maslowski(9)	101,321	*	—	—	101,321	*
Charles B. Kawwas (10)	36,569	*	—	—	36,569	*
Henry Samueli(11)	19,655	*	9,573,784	42.0%	9,593,439	2.3%
Bryan T. Ingram(12)	125,630	*	—	—	125,630	*
Boon Chye Ooi(13)	101,212	*	—	—	101,212	*
James V. Diller(14)	141,666	*	—	—	141,666	*
Lewis C. Eggebrecht(15)	15,153	*	—	—	15,153	*
Bruno Guilmart (16)	14,962	*	—	—	14,962	*
Kenneth Y. Hao(17)	13,851,487	3.6%	—	—	13,851,487	3.4%
Eddy W. Hartenstein	31,648	*	—	—	31,648	*
Justine F. Lien(18)	18,381	*	—	—	18,381	*
Donald Macleod(19)	56,750	*	—	—	56,750	*
Peter J. Marks(20)	20,865	*	—	—	20,865	*
Lucien Y.K. Wong	—	—	—	—	—	—
All 15 executive officers and directors as a group(21)	15,984,861	4.1%	9,573,784	42.0%	25,558,645	6.2%

*	Represents beneficial ownership of less than 1%.
(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.
(2)	Ordinary shares and Special Voting Shares are entitled to one vote per share and vote as a single class on all matters except any amendment to our Constitution that adversely affects the voting rights of the Special Voting Shares. Computershare Trust Company, N.A. is the sole registered holder of the Special Voting Shares and holds those shares pursuant to the Voting Trust.
(3)	Unless otherwise noted, amounts shown (i) assume that a holder of Avago ordinary shares continues to hold a like number of ordinary shares of Broadcom Limited after giving effect to the Scheme of Arrangement under Singapore law on February 1, 2016, and (ii) do not reflect any shares of common stock of BRCM that the holder may have converted into ordinary shares of Broadcom Limited or Restricted Units upon the closing of the merger transactions on February 1, 2016.
(4)	Number of shares based solely on information reported by Capital World Investors on the Schedule 13G/A for Avago filed with the SEC on February 16, 2016, reporting ownership as of December 31, 2015. According to such Schedule 13G/A, Capital World Investors has sole voting power and sole dispositive power over these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 12, 2016.
(5)	Number of shares based solely on information reported by Capital Research Global Investors on the Schedule 13G/A for Avago filed with the SEC on February 16, 2016, reporting ownership as of December 31, 2015. According to such Schedule 13G/A, Capital Research Global Investors has sole voting power and sole dispositive power over these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 12, 2016.
(6)

Number of shares based solely on information reported by The Growth Fund of America, Inc. on the Schedule 13G/A for Avago filed with the SEC on February 16, 2016, reporting beneficial ownership as of December 31, 2015. According to such Schedule 13G/A, The Growth Fund of America, Inc., which is advised by Capital Research and Management Company, disclaims voting and dispositive power over such shares. These shares may also be reflected in the Schedule 13G/A filed with the SEC by Capital World Investors (see footnote (4) above) and/or the Schedule 13G/A filed with the SEC by Capital Research Global Investors (see footnote (5) above). Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 12, 2016.
(7)	Number of shares based solely on information reported by JPMorgan Chase & Co. on the Schedule 13G/A for Avago filed with the SEC on January 11, 2016, reporting ownership as of December 31, 2015. According to such Schedule 13G/A, JPMorgan Chase & Co. has sole voting power over 17,656,043 of these shares, sole dispositive power over 20,084,480 of these shares, shared voting power over 105,631 of these shares and shared dispositive power over 186,159 of these shares. Ownership percentage assumes the shareowner continued to own the number of shares reflected in the table above on February 12, 2016.
(8)	Shares shown in the table above include 1,335,416 shares that Mr. Tan has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and 14,583 shares that he has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs.
(9)	Shares shown in the table above consists of (i) 70,000 shares that Mr. Maslowski has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options, (ii) 17,084 shares that he has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs and (iii) 14,237 shares held by Mr. Maslowski as Trustee for the Anthony E. Maslowski Trust dated May 20, 2011.
(10)	Shares shown in the table above include 20,380 shares that Dr. Kawwas has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and 11,131 shares that he has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs.
(11)	The shares in the table include 19,655 shares that Dr. Samueli has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs. Shares in the table also include (i) 5,937,658 Restricted Units held by HS Portfolio L.P., (ii) 399,918 Restricted Units held by HS Management, L.P., (iii) 459,690 Restricted Units held by H&S Portfolio II L.P., and (iv) 2,722,869 Restricted Units held by H&S Investments I L.P. Dr. Samueli disclaims beneficial ownership of the shares held by HS Portfolio L.P. and HS Management, L.P., except to the extent of his pecuniary interest therein. H&S Ventures LLC is the general partner of HS Management, L.P., HS Portfolio L.P., H&S Portfolio II, L.P and H&S Investments I, L.P. As the indirect owner of H&S Ventures LLC, Dr. Samueli has sole dispositive power over these Restricted Units and sole power to direct the vote of the Special Voting Shares associated with these Restricted Units.
(12)	Shares shown in the table above include 92,000 shares that Mr. Ingram has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and 32,917 shares that he has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs.
(13)	Shares shown in the table above include 70,000 shares that Mr. Ooi has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and 27,084 shares that he has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs. Mr. Ooi ceased to be an executive officer effective November 2, 2015.
(14)	Shares shown in the table above include (i) 29,745 shares held by Mr. Diller as Trustee for the June P. Diller Annuity Trust—2010B Dated May 10, 2010, (ii) 90,255 shares held by the James & June Diller Trust UA dated 7/20/77, (iii) 15,077 shares that Mr. Diller has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and (iv) 1,563 shares that he has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs.
(15)	Shares shown in the table above include (i) 1,500 shares held by the Lewis & Rebecca Eggebrecht Trust UA dated 6/21/97, (ii) 10,240 shares that Mr. Eggebrecht has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and (iii) 1,707 shares that he has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs.
(16)	Shares shown in the table above include 12,396 shares that Mr. Guilmart has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options.
(17)

Amounts disclosed for Mr. Hao include (i) 13,497,979 shares issued upon the conversion of the $980,953,000 principal amount of the Convertible Notes held by SLP Argo I Ltd. (“Argo I”) and (ii) 262,088 shares issued upon the conversion of the $19,047,000 principal amount of the Convertible

Notes held by SLP Argo II Ltd (“Argo II”). The conversion of the Convertible Notes was effective on June 30, 2015.

Silver Lake Partners IV Cayman (AIV II), L.P. (the “Main Fund”) is the sole shareholder of Argo I. Silver Lake Technology Investors IV Cayman, L.P. (the “Side Fund”) is the sole shareholder of Argo II. Silver Lake Technology Associates IV Cayman, L.P. (the “Lower GP”) is general partner of each of the Main Fund and the Side Fund. Silver Lake (Offshore) AIV GP IV, Ltd. (the “Upper GP”) is the general partner of the Lower GP. Argo I, Argo II, the Main Fund, the Side Fund, the Lower GP and the Upper GP are collectively referred to as the “Silver Lake Entities”. Mr. Hao is a director of the Upper GP. Mr. Hao disclaims beneficial ownership of any shares beneficially owned by the Silver Lake Entities, except to the extent of his pecuniary interest therein.

Shares shown in the table next to Mr. Hao’s name also include (i) 57,186 shares acquired by Mr. Hao upon the exercise of a share option, (ii) 9,964 shares acquired by him upon the vesting of RSUs granted to him, (iii) 22,707 shares that he has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options, and (iv) 1,563 shares upon the vesting of RSUs within 60 days after February 12, 2016.

Pursuant to Mr. Hao’s arrangement with Upper GP with respect to director compensation in the form of securities received by him in his capacity as a representative of Upper GP, he is required to remit the proceeds from the sale of such securities to Upper GP. Accordingly, Mr. Hao disclaims beneficial ownership of the shares described above, except to the extent of his pecuniary interest therein, except for 3,285 shares, which are held by his family trust, and 9,854 shares that he has the right to acquire upon the exercise of a vested share option.

(18)	Shares shown in the table above include 15,077 shares that Ms. Lien has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and 1,563 shares that she has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs.
(19)	Shares shown in the table above include 5,223 shares that Mr. Macleod has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and 1,563 shares that he has the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs.
(20)	Shares shown in the table above include 15,649 shares that Mr. Marks has the right to acquire within 60 days after February 12, 2016 upon the exercise of share options.
(21)	Shares shown in the table above include (i) 1,684,165 shares that directors and executive officers have the right to acquire within 60 days after February 12, 2016 upon the exercise of share options and (ii) 130,413 shares that directors and executive officers have the right to acquire within 60 days after February 12, 2016 upon the vesting of RSUs.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

Other than compensation and other arrangements described above under “Director Compensation,” “Executive Compensation” and as set forth below, since November 3, 2014, there was not, nor is there currently planned, any transaction or series of similar transactions to which we were or will be a party in which:

•	the amount involved exceeded or will exceed $120,000; and

•	any director, nominee, executive officer, holder of more than 5% of our ordinary shares or any member of their immediate family had or will have a direct or indirect material interest.

We refer to these types of transactions as “related party transactions.”

Procedures for Approval of Related Party Transactions

As provided by our Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee. The Audit Committee may delegate to one or more designated members of the committee the authority to pre-approve related party transactions, provided such approvals are presented to the Audit Committee at its next scheduled meeting. In approving or rejecting the proposed agreement, the Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our written Code of Ethics and Business Conduct requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to (i) the Nominating and Corporate Governance Committee or the Audit Committee, in the case of directors and officers, and (ii) to their supervisor, in the case of employees, who will then seek authorization from our compliance officer. Our Board has authority to approve related party transactions in lieu of the Audit Committee.

Issuance of Convertible Notes to SLP Fund

On December 15, 2013, the Company entered into a Note Purchase Agreement to sell to Silver Lake Partners IV, L.P., an investment fund affiliated with Silver Lake (“SLP Fund”), $1 billion aggregate principal amount of its Convertible Notes, with Deutsche Bank AG, Singapore Branch, as Lead Manager (the “Purchase Agreement”). SLP Fund’s rights and obligations under the Purchase Agreement were subsequently assigned to the Purchasers. Mr. Hao is a Managing Partner and Managing Director of Silver Lake Partners. The private placement was completed on May 6, 2014. The proceeds from the issuance of the Convertible Notes were used to fund a portion of the consideration for our acquisition of LSI.

On June 1, 2015, the Purchasers submitted to the Company conversion notices exercising their right to convert all of the outstanding Convertible Notes. The Company satisfied its resulting conversion obligation of $2.8 billion, by paying an aggregate of approximately $1 billion in cash, representing the principal amount of the Convertible Notes and cash in lieu of fractional shares, and delivering an aggregate of 13,760,067 of the Company’s ordinary shares, in each case pursuant to the terms of the indenture related to the Convertible Notes (the “Indenture”).

The Company and SLP Fund also entered into a Registration Rights Agreement pursuant to which the Purchasers have certain registration rights with respect to our ordinary shares issued upon the Conversion.

The issuance of the Convertible Notes by the Company to SLP Fund, and the terms thereof, and entry by the Company into the Purchase Agreement, Registration Rights Agreement and all other agreements relating to the issuance of the Convertible Notes by the Company to SLP Fund were reviewed and approved by our Board.

Provision of Legal Services by Allen and Gledhill LLP

We periodically engage the services of attorneys at A&G, of which Mr. Wong is Chairman and a Senior Partner, to provide advice on matters of Singapore law. During Fiscal Year 2015, Avago incurred legal fees with A&G of approximately $600,000, primarily for legal advice and services in relation to the Acquisition. During Fiscal Year 2016, we expect to incur at least a similar amount of legal fees with A&G, primarily related to the Acquisition. These services are provided in the ordinary course, on an arm’s length by various attorneys within A&G. The Audit Committee has pre-approved, on a prospective basis, the provision of legal services by A&G to Company of less than $1,000,000 individually or in the aggregate in any fiscal year of the Company.

Honda Center Arena Suite Lease Agreement

Our subsidiary, BRCM, is party to a lease agreement entered into prior to the Acquisition, with a term expiring in June 2016, for the use of a luxury suite at the Honda Center in Anaheim, California. The suite is owned by H&S Ventures LLC and Anaheim Ducks Hockey Club, LLC, both of which are controlled directly or indirectly by Dr. Samueli. The Audit Committee has pre-approved, on a prospective basis, the aggregate fees of approximately $175,000 payable under the lease until its expiration in June 2016.

Other Relationships

From time to time in the ordinary course of business, on an arm’s length basis, we purchase from, and/or sell to, certain entities where one of the Company’s directors also serves or served as a director of that entity. During Fiscal Year 2015 these entities were KLA-Tencor Corporation and QLogic Corporation, on whose boards our former director John T. Dickson serves as a director, and SMART Modular Technologies (Global Holdings), Inc. and Dell Inc., a private company on whose board Kenneth Y. Hao serves as a director.

In addition, from time to time we have made purchases of equipment and related replacement parts and equipment servicing, in the ordinary course on an arms’ length basis, from K&S, of which Bruno Guilmart served as the President and Chief Executive Officer until his retirement in October 2015. These purchases have been immaterial in both amount and significance. The Audit Committee has pre-approved, on a prospective basis, arms’ length transactions (excluding the provision of professional services) between the Company and K&S of less than $120,000 individually or in the aggregate in any fiscal year of the Company.

From time to time, at our request, representatives of Silver Lake Partners have provided advice and assistance to us in connection with obtaining debt financing for acquisition transactions, given their extensive experience with debt financing of this nature. Silver Lake Partners did not receive any compensation for the provision of such services.

Silver Lake portfolio companies have from time to time entered into, and may continue to enter into, arrangements with us to purchase our products or to sell products to us in the ordinary course of their and our business, and on an arms’ length basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10 percent of our ordinary shares (“Reporting Persons”) are required to report, to the SEC and to the Nasdaq Stock Market, their initial ownership of our ordinary shares and other equity securities and any subsequent changes in that ownership, and to furnish us with copies of all these reports they file. As a matter of practice, an administrative staff member assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based solely on our review of the copies of such reports received by us or written representations from certain Reporting Persons that no Forms 3, 4 or 5 were required, we believe that during Fiscal Year 2015, all Reporting Persons complied with all applicable filing requirements.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials and Avago’s 2015 Form 10-K may have been sent to multiple shareholders in your household, unless we have received contrary instructions from one or more shareholders in your household. We will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: c/o Avago Technologies U.S. Inc., Attn: Investor Relations, 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., Telephone: +1 (408) 433-8000. If you want to receive separate copies of our proxy materials or annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL GENERAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in our 2017 proxy statement. Any such shareholder proposals must be submitted, along with proof of ownership of our ordinary shares in accordance with Rule 14a-8(b)(2), to us at c/o Avago Technologies U.S. Inc., Attention: General Counsel, 1320 Ridder Park Drive, San Jose, CA 95131, U.S.A. We must receive all submissions no later than October 27, 2016. We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement. Our Board will review any shareholder proposals. These shareholder proposals may be included in our proxy statement for the 2017 AGM so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable rules and regulations promulgated by the SEC. Shareholder proposals are also subject to the requirements of the Singapore Companies Act, as described in the following paragraph. The proxies designated by us will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2017 AGM unless notice of such proposal is received by the applicable deadlines prescribed by the Singapore Companies Act.

In addition, under Section 183 of the Singapore Companies Act, only registered shareholders representing not less than 5% of the total voting rights or registered shareholders representing not fewer than 100 registered shareholders having an average paid up sum of at least $500 Singapore Dollars each may, at their expense, request that we include and give notice of their proposal for the 2017 AGM. Subject to satisfaction of the requirements of Section 183 of the Singapore Companies Act, any such requisition must be signed by all the shareholders making the request and be deposited at our registered office in Singapore, 1 Yishun Avenue 7, Singapore 768923, at least six weeks prior to the date of the 2017 AGM in the case of a request requiring notice of a resolution, or at least one week prior to the date of the 2017 AGM in the case of any other request.

Under our Constitution, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting of shareholders, without the recommendation of our Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than 50% of the total number of our issued and paid-up shares (excluding treasury shares), not less than 10 days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office in Singapore. Such a notice must also include the consent to serve as a director of the person nominated.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the following sections of Avago’s Annual Report on Form 10-K for Fiscal Year 2015:

•	Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	Item 7A, “Quantitative and Qualitative Disclosures About Market Risk”; and

•	Item 8, “Financial Statements and Supplementary Data.”

The information contained under the captions “Compensation Committee Report” and “Audit Committee Report” in this Proxy Statement shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

SINGAPORE STATUTORY FINANCIAL STATEMENTS

Our Singapore audited financial statements for the financial period from May 1, 2015 to November 1, 2015, prepared in conformity with the provisions of the laws of Singapore Act and Singapore Financial Reporting Standards, together with the accompanying directors’ statement (together, the “Singapore Statutory Financial Statements”) and the auditors’ reports thereon are required under Singapore law to be provided to shareholders for discussion (but not approval) at the 2016 AGM, and have therefore been provided as Appendix A to this Proxy Statement solely to satisfy this requirement. In connection with, and effective upon, the closing of the Acquisition, we changed our name from Pavonia Limited to Broadcom Limited. Pavonia Limited was an inactive entity prior to the closing of the Acquisition.

Neither the Singapore Statutory Financial Statements nor the auditors’ report thereon shall be deemed to be “soliciting material” or to be “filed” with the U.S. Securities and Exchange Commission, nor shall such information be incorporated by reference into any filings under the U.S. Securities Act of 1933, as amended, or under the Exchange Act, or be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate this information by reference into any such filing.

OTHER MATTERS

Our management does not know of any matters to be presented at the 2016 AGM other than those set forth herein and in the Notice accompanying this Proxy Statement. If any other matters are properly presented for a vote, the enclosed proxy confers discretionary authority to the individuals named as proxies to vote the shares represented by proxy, as to those matters.

Accompanying this Proxy Statement is our predecessor, Avago’s, 2015 Form 10-K. Copies of this Proxy Statement and Avago’s 2015 Form 10-K, as filed with the SEC, are also available free of charge on our website at www.broadcom.com or you can request a copy free of charge by calling Investor Relations at +1 (408) 433-8000 or toll-free at (877) 673-9442 (within the United States).

Upon request, we will furnish without charge to each person to whom this Proxy Statement is delivered a copy of any exhibit listed in Avago’s 2015 Form 10-K. You may request a copy of this information, at no cost, by writing or telephoning us at:

Broadcom Limited

Attn: Investor Relations

c/o Avago Technologies U.S. Inc.

1320 Ridder Park Dive

San Jose, California 95131 U.S.A.

Telephone: (877) 673-9442 (toll-free within the United States) or +1 (408) 433-8000

Email: investor.relations@broadcom.com

To ensure timely delivery of any materials requested prior to the date of the 2016 AGM, you should request such materials no later than March 23, 2016.

By Order of the Board,

Hock E. Tan

Director, Chief Executive Officer and President

February 23, 2016

San Jose, California

APPENDIX A

SINGAPORE STATUTORY FINANCIAL STATEMENTS

PAVONIA LIMITED

(Incorporated in Singapore)

ANNUAL REPORT

For the financial year ended November 1, 2015

Note: On February 1, 2016, Pavonia Limited changed its name to Broadcom Limited in connection with the closing of Avago Technologies Limited’s acquisition of Broadcom Corporation.

PAVONIA LIMITED AND ITS SUBSIDIARIES

DIRECTORS’ STATEMENT

For the financial period ended 1 November 2015

The directors present their statement to the member together with the audited financial statements of the Group for the financial period ended 1 November 2015 and the balance sheet of the Company as at 1 November 2015.

Directors

The directors in office at the date of this report are as follows:

Patricia H. McCall	(Appointed on 25 May 2015)
Pe Wynn Kin	(Appointed on 25 May 2015)
Lewis C. Eggebrecht	(Elected on 19 October 2015)
James V. Diller	(Elected on 19 October 2015)

Arrangements to enable directors to acquire shares and debentures

Neither at the end of nor at any time during the financial period was the Company a party to any arrangement whose object was to enable the directors of the Company to acquire benefits by means of the acquisition of shares in, or debentures of, the Company or any other body corporate.

Directors’ interests in shares or debentures

According to the register of directors’ shareholdings, none of the directors holding office at the end of the financial period had any interest in the shares or debentures of the Company or its subsidiaries, other than Patricia H. McCall, who is the sole shareholder of the Company. Ms. McCall hold such shares subject to a Nominee Agreement dated May 28, 2015, pursuant to which Ms. McCall holds Company shares for the shareholder benefit of Avago Technologies Limited, in connection with the acquisition of Broadcom corporation, as described more fully in Note 3 to the audited financial statements.

Directors’ contractual benefits

Since the end of the previous financial period, no director has received or become entitled to receive a benefit by reason of a contract made by the Company or a related corporation with the director or with a firm of which he is a member or with a company in which he has a substantial financial interest, except as disclosed in the accompanying financial statements and in this report, and except that the directors have received remuneration as a result of their employment with related corporations.

Share options

No options were granted during the financial period to subscribe for unissued shares of the Company.

No shares were issued during the financial period by virtue of the exercise of options to take up unissued shares of the Company.

There were no unissued shares of the Company under option at the end of the financial period.

Independent auditor

The independent auditor, PricewaterhouseCoopers LLP, has expressed its willingness to accept re-appointment.

PAVONIA LIMITED AND ITS SUBSIDIARIES

DIRECTORS’ STATEMENT—(Continued)

For the financial period ended 1 November 2015

On behalf of the Board of Directors

/s/ Patricia H. McCall	/s/ Pe-Wynn Kin
Patricia H. McCall Director	Pe-Wynn Kin Director

In the opinion of the directors,

(a)	the balance sheet of the Company and the consolidated financial statements of the Group are drawn up so as to give a true and fair view of the financial position of the Company and of the Group as at 1 November 2015 and the financial performance, changes in equity and cash flows of the Group for the financial period covered by the consolidated financial statements; and

(b)	at the date of this statement, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they fall due.

On behalf of the Board of Directors

/s/ Patricia H. McCall	/s/ Pe-Wynn Kin
Patricia H. McCall Director	Pe-Wynn Kin Director

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF

PAVONIA LIMITED AND ITS SUBSIDIARIES

Report on the Financial Statements

We have audited the accompanying financial statements of Pavonia Limited and its subsidiaries (the “Group’) set out on pages 5 to 14, which comprise the consolidated balance sheet of the Group and balance sheet of the Company as at 1 November 2015, and the consolidated statement of comprehensive income, statement of changes in equity and statement of cash flows of the Group for the financial period then ended, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation of the financial statements that give a true and fair view in accordance with the provisions of the Singapore Companies Act (the “Act”) and Singapore Financial Reporting Standards, and for devising and maintaining a system of internal accounting controls sufficient to provide a reasonable assurance that assets are safeguarded against loss from unauthorised use or disposition; and transactions are properly authorised and that they are recorded as necessary to permit the preparation of true and fair financial statements and to maintain accountability of assets.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Singapore Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements of the Group and the balance sheet of the Company are properly drawn up in accordance with the provisions of the Act and Singapore Financial Reporting Standards so as to give a true and fair view of the financial position of the Group and of the Company as at 1 November 2015, and of the financial performance, changes in equity and cash flows of the Group for the financial period ended on that date.

Report on Other Legal and Regulatory Requirements

In our opinion, the accounting and other records required by the Act to be kept by the Company and by those subsidiary corporations, of which we are the auditors, have been properly kept in accordance with the provisions of the Act.

PricewaterhouseCoopers LLP

Public Accountants and Chartered Accountants

Singapore, 29 January 2016

PAVONIA LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the financial period ended 1 November 2015

		Group
	Note	1 May 2015 to 1 November 2015	3 March 2015 (date of incorporation) to 30 April 2015
		$	$
Audit Fee		(27,000)	—
Legal and professional fee		(80,000)

Net loss		(107,000)	—

The accompanying notes form an integral part of these financial statements.

PAVONIA LIMITED AND ITS SUBSIDIARIES

BALANCE SHEET

As at 1 November 2015

		Group		Company
	Note	1 November 2015	30 April 2015	1 November 2015	30 April 2015
		$	$	$	$
ASSET
Current asset
Cash and bank		2	2	2	2

		2	2	2	2

Non-current asset
Investment in subsidiaries		—	—	105,000	—

Total asset		—	—	105,002	—

LIABILITY
Current liability
Trade and other payable	4	107,000	—	107,000	—

Total liability		107,000	—	107,000

EQUITY
Share capital	5	2	2	2	2
Accumulated losses		(107,000)	—	(2,000)	—

Capital deficit		(106,998)	2	(1,998)	2

Total liability and shareholder’s equity		2	2	105,002	2

The accompanying notes form an integral part of these financial statements.

PAVONIA LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the financial period ended 1 November 2015

	Share capital	Accumulated losses	Total
	$	$	$
1 November 2015
Balance as at 1 May 2015	2	—	2
Total comprehensive loss	—	(107,000)	(107,000)

Balance as at 1 November 2015	2	(107,000)	(106,998)

30 April 2015
Issue of share capital @ incorporation date of 3 March 2015	2	—	2

Balance as at 30 April 2015	2	—	2

The accompanying notes form an integral part of these financial statements.

PAVONIA LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

For the financial period ended 1 November 2015

	1 November 2015	30 April 2015
	$	$
Cash flows from operating activities
Net loss	(107,000)	—
Changes in working capital - Trade and other payables	107,000	—

Net cash provided by/(used in) operating activities	—	—

Cash flows from financing activities
Issue of share capital	—	2

Net cash provided by financing activities	—	2

Net change in cash and cash equivalents	—	2
Cash and cash equivalents at beginning of the financial period	2	—

Cash and cash equivalents at end of the financial period	2	2

The accompanying notes form an integral part of these financial statements.

PAVONIA LIMITED AND ITS SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS

For the financial period ended 1 November 2015

These notes form an integral part of and should be read in conjunction with the accompanying financial statements.

1. General information

Pavonia Limited (the “Company”) is incorporated and domiciled in Singapore. The address of its registered office is 1, Yishun Avenue 7, Singapore 768923.

The principal activity of the Company is that of holding company. As of 1 November 2015, the subsidiary corporations have not carried out any activities other than those incidental to the formation of its subsidiary corporations.

2. Significant accounting policies

2.1 Basis of preparation

These financial statements have been prepared in accordance with Singapore Financial Reporting Standards (“FRS”), under the historical cost convention, except as disclosed in the accounting policies below.

The preparation of financial statements in conformity with FRS requires management to exercise its judgement in the process of applying the Group’s accounting policies. It also requires the use of certain critical accounting estimates and assumptions. There are no areas involving a higher degree of judgement or complexity, or areas where estimates and assumptions are significant and critical to the financial statements.

Interpretations and amendments to published standards effective in 2015

On 1 May 2015, the Group adopted the new or amended FRS and Interpretations to FRS (“INT FRS”) that are mandatory for application for the financial period. Changes to the Group’s accounting policies have been made as required, in accordance with the transitional provisions in the respective FRS and INT FRS.

The adoption of these new or amended FRS and INT FRS did not result in substantial changes to the Group’s accounting policies and had no material effect on the amounts reported for the current or prior financial period.

2.2 Going concern

The Group has incurred a loss of $107,000 for the financial period. Notwithstanding this, the financial statements of the Group have been prepared on a going concern basis because of the continuing financial support from a related corporation, Avago Technologies Limited, for 12 months from the balance sheet date. Please see note 3 for a discussion of the pending acquisition of Broadcom Corporation.

2.3 Income taxes

Current income tax is recognised at the amount expected to be paid to or recovered from the tax authorities.

Deferred income tax is recognised for all temporary differences except when the deferred income tax arises from the initial recognition of an asset or liability that affects neither accounting nor taxable profit or loss at the time of the transaction.

PAVONIA LIMITED AND ITS SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial period ended 1 November 2015

Current and deferred income tax is measured using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date, and are recognised as income or expenses in profit or loss, except to the extent that the tax arises from a transaction which is recognised directly in equity.

2.4 Trade and other payables

Trade and other payables represent unpaid liabilities for services provided to the Group prior to the end of the financial period. They are classified as current liabilities if payment is due within one year or less (or in a normal operating cycle of the business, if longer). If not, they are presented as non-current liabilities.

Trade and other payables are initially recognised at their fair values and subsequently carried at amortised cost using the effective interest method.

2.5 Provisions for other liabilities and charges

Provisions for other liabilities and charges are recognised when the Group has a present legal or constructive obligation as a result of past events, it is more likely than not that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated.

2.6 Fair value estimation of financial assets and liabilities

The fair values of current financial assets and liabilities carried at amortised cost approximate their carrying amounts.

2.7 Currency translation

(a) Functional and presentation currency

The financial statements are presented in United States Dollar (“$” or “USD”), which is the functional currency of the Group.

With effect from 1 May 2015, the Company re-assessed its functional currency and determined that the United States dollar (“USD”) is the most appropriate functional currency in light of the pending acquisition of Broadcom Corporation (see note 3). Prior to 1 May 2015, the Company’s functional currency was the Singapore Dollar (“SGD”).

Given that the functional currency of the Company has been changed to USD, management has elected to present the Company’s financial statements for the financial period ended 1 November 2015 in USD. This is a change from prior financial period ended 30 April 2015 when the financial statements were presented in SGD in line with the previous functional currency of the Company. For the comparative financial period ended 30 April 2015, the financials are translated into the presentation currency of USD as follows:-

(i)	assets and liabilities are translated at the closing exchange rates in effect at the date of the balance sheet;
(ii)	share capital and equity are translated at the historical exchange rate prevailing at the dates of the transactions
(iii)	income and expenses are translated at average exchange rates (unless the average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates.

PAVONIA LIMITED AND ITS SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial period ended 1 November 2015

(iv)	all resulting currency translation differences are recognised in the currency translation reserve.

The	financial impact of the translation of the comparative presentation currency into USD is insignificant.

(b) Transactions and balances

Transactions in a currency other than the functional currency (“foreign currency”) are translated into the functional currency using the exchange rates at the dates of the transactions. Currency exchange differences resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at the closing rates at the balance sheet date are recognised in profit or loss.

2.8 Share capital

Ordinary shares are classified as equity.

2.9 Group accounting

Consolidation

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date on that control ceases.

In preparing the consolidated financial statements, transactions, balances and unrealised gains on transactions between group entities are eliminated. Unrealised losses are also eliminated but are considered an impairment indicator of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

3. Investments in subsidiaries

The Group had two immediate subsidiaries as at 1 November 2015:

Group and Company

Name	Principal activities	Country of business/ incorporation	Proportion directly held by parent		Proportion held by the Group
			1 November 2015%	30 April 2015%	1 November 2015%	30 April 2015%
Safari Cayman L.P.	Holding Partnership	Cayman Island	50%	—	100%	—

Antelope Cayman CLP, Ltd.	Limited Partner	Cayman Island	100%	—	100%	—

PAVONIA LIMITED AND ITS SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial period ended 1 November 2015

Pending Acquisition of Broadcom Corporation

On May 28, 2015, the Company (Holdco) entered into an Agreement and Plan of Merger, or the Broadcom Agreement, by and among Broadcom Corporation, or Broadcom, Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore, Safari Cayman L.P., an exempted limited partnership formed under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Pavonia Limited, or the Partnership, Avago Technologies Cayman Holdings Ltd., an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of the Partnership, or Intermediate Holdco, Avago Technologies Cayman Finance Limited, an exempted company incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of Intermediate Holdco, or Finance Holdco, Buffalo CS Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco and Buffalo UT Merger Sub, Inc., a California corporation and wholly-owned subsidiary of Finance Holdco, which provides for a proposed business combination transaction between the Company and Broadcom, or the Broadcom Transaction.

As a result of the Broadcom Transaction, at closing, each share of Broadcom common stock will be converted into the right to receive, at the election of each holder of such Broadcom common stock and subject to pro-ration in accordance with the Broadcom Agreement as described below, cash or equity interests in either the Company or the Partnership. The shareholder election will be subject to a pro-ration mechanism (other than with respect to any election to receive equity interests in the Partnership, or restricted exchangeable units), which is anticipated to result in payment, in the aggregate, of approximately $17 billion in cash consideration and the economic equivalent of approximately 140 million of our ordinary shares (assuming no more than 50% of outstanding shares of Broadcom common stock elect restricted exchangeable units). As a result of the Broadcom Transaction, at closing, all Avago Technologies Limited issued ordinary shares as of immediately prior to the effective time of the Broadcom Transaction will be exchanged on a one-to-one basis for new ordinary shares of the Company.

The Group intends to finance the estimated $17 billion of cash consideration with cash on hand from both companies and $16 billion in new, fully-committed senior secured debt financing from a consortium of banks, the syndication of which is substantially complete. The Group also intend to refinance substantially all of Avago and Broadcom’s existing debt, presently aggregating approximately $6 billion, with committed debt financing. The new debt financing will consist of a term loan A tranche of approximately $4 billion, term loan B-1 tranches of approximately $10 billion and €1 billion, and a term loan B-2 tranche for the remainder, at an aggregate, blended annualized interest rate of approximately 4%, based on LIBOR rates as of December 14, 2015.

The Broadcom Transaction has been unanimously approved by the boards of directors of both Avago and Broadcom, as well as a special committee of the independent directors of Broadcom. On November 10, 2015, the Broadcom Transaction was approved by Avago shareholders and Broadcom shareholders. Consummation of the Broadcom Transaction is subject to the satisfaction or waiver of certain conditions set forth in the Broadcom Agreement, as well as other customary closing conditions.

4. Trade and other payables

	1 November 2015	30 April 2015
	$	$

Accrued audit fee	2,000	—
Amounts due to related corporation	105,000	—

	107,000	—

PAVONIA LIMITED AND ITS SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial period ended 1 November 2015

The amounts due to related corporation are unsecured, interest-free and are repayable on demand.

5. Share capital

The Company’s share capital comprises 2 fully paid-up ordinary shares with no par value, amounting to a total of $2.

6. Financial risk management

The Group’s activities expose it to a variety of financial risks: market risk (including currency risk and interest rate risk), credit risk and liquidity risk.

(a) Market risk

The Group’s activities are not exposed to significant currency risk as its operating expenses, financial assets and liabilities are mainly denominated in USD.

The Group’s operating cash flows are substantially independent of changes in market interest rates.

(b) Credit risk

The Group does not have any significant exposure to credit risk at the balance sheet date.

(c) Liquidity risk

The Group’s financial liabilities at the balance sheet date represent contractual undiscounted cash flows and are payable within 1 year from the balance sheet date.

(d) Capital risk

The Group’s objective when managing capital is to ensure that the Group is adequately capitalised

The Group is not subject to any externally imposed capital requirements.

7. New or revised accounting standards and interpretations

The Group has not early adopted any mandatory standards, amendments and interpretations to existing standards that have been published but are only effective for the Group’s accounting periods beginning on or after 2 Nov 2015. However, management anticipates that the adoption of these standards, amendments and interpretations will not have a material impact on the financial statements of the Group in the period of their initial adoption.

8. Change of financial year end

On October 16, 2015, the Board of Directors of the Company approved a change in the Company’s financial year end from 30 April to one that operates on a 52- or 53-week financial year which ends on the Sunday closest to October 31. This change to the calendar year reporting cycle began May 1, 2015 and the current financial

PAVONIA LIMITED AND ITS SUBSIDIARIES

NOTES TO THE FINANCIAL STATEMENTS—(Continued)

For the financial period ended 1 November 2015

period ended on 1 November 2015. The reason for the change in financial year end is to align its year end with that of Avago and Broadcom. Please refer to Note 3 for the pending acquisition of Broadcom Corporation.

9. Authorisation of financial statements

These financial statements were authorised for issue in accordance with a resolution of the Board of Directors of Pavonia Limited on 29 January 2016.

APPENDIX B

DIRECTIONS TO BROADCOM LIMITED

2016 ANNUAL GENERAL MEETING

Our subsidiary’s offices located at

1320 Ridder Park Drive, San Jose, CA

Coming North on US-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

2.	Turn left onto Ridder Park Drive.

3.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

Coming South on US-101:

1.	Exit onto US-880 North.

2.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

3.	Turn left onto Ridder Park Drive.

4.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

Coming South on I-880:

1.	Take Brokaw Road exit and turn right onto Brokaw Road and move into the left lane.

2.	Turn left onto Ridder Park Drive.

3.	Turn into the Broadcom campus, which is the second building on the right, at the main entrance sign.

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

[REVERSE SIDE]

The board of directors of Broadcom unanimously recommends a vote “FOR” the director nominees (Proposal Nos. 1(a) through 1(j)) and “FOR” Proposal Nos. 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain

	(a) Mr. Hock E. Tan	☐	☐	☐

	(b) Mr. James V. Diller	☐	☐	☐

	(c) Mr. Lewis C. Eggebrecht	☐	☐	☐

	(d) Mr. Kenneth Y. Hao	☐	☐	☐

	(e) Mr. Eddy W. Hartenstein	☐	☐	☐

	(f) Ms. Justine F. Lien	☐	☐	☐

	(g) Mr. Donald Macleod	☐	☐	☐

	(h) Mr. Peter J. Marks	☐	☐	☐

	(i) Dr. Henry S. Samueli	☐	☐	☐

	(j) Mr. Lucien Y. K. Wong	☐	☐	☐

		For	Against	Abstain

2.	To approve the re-appointment of PricewaterhouseCoopers LLP as Broadcom’s independent registered public accounting firm and independent Singapore auditor for the fiscal year ending October 30, 2016 and to authorize the Audit Committee to fix its remuneration, as set forth in Broadcom’s notice of, and proxy statement relating to, its 2016 Annual General Meeting.	☐	☐	☐

		For	Against	Abstain

3.	To approve the general authorization for the directors of Broadcom to allot and issue shares in its capital, as set forth in Broadcom’s notice of, and proxy statement relating to, its 2016 Annual General Meeting.	☐	☐	☐

		For	Against	Abstain

4.	To approve the cash compensation for Broadcom’s non-employee directors for services rendered by them through the date of Broadcom’s 2017 Annual General Meeting of Shareholders and for each approximately 12-month period thereafter, as set forth in Broadcom’s notice of, and proxy statement relating to, its 2016 Annual General Meeting.	☐	☐	☐

In their discretion, the Proxies, and each of them acting alone, are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Meeting Attendance	Yes	No
Please indicate if you plan to attend the meeting	☐	☐

Important Notice Regarding the Internet Availability of Proxy Materials for the 2016 Annual General Meeting of Shareholders: The notice, proxy statement and annual report to shareholders are available at http://investors.broadcom.com/phoenix.zhtml?c=203541&p=proxy.

If you would like to reduce the costs incurred by Broadcom in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please contact Broadcom’s transfer agent, Computershare Investor Services at 1-877-373-6374 within the US, US Territories and Canada, or at +1-781-575-3100 outside the US, US Territories and Canada.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE

ENCLOSED ENVELOPE.

BROADCOM LIMITED

(Incorporated in the Republic of Singapore)

(Company Registration Number 201505572G)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, being a member of Broadcom Limited (“Broadcom”), hereby appoints Hock E. Tan, Anthony E. Maslowski and Patricia H. McCall, or each of them acting alone, with full powers of substitution, as proxies (the “Proxies”) of the undersigned and hereby authorizes the Proxies and each of them to represent and to vote, as designated on the reverse side, all of the ordinary shares and Special Voting Shares of Broadcom held by the undersigned entitled to vote at the 2016 Annual General Meeting of Shareholders of Broadcom to be held at 11:00 a.m. Pacific Time on April 6, 2016, at our subsidiary’s offices located at 1320 Ridder Park Drive, San Jose, California 95131, U.S.A., and at any adjournment or postponement thereof.

This Proxy Card, when properly executed and returned in a timely manner, will be voted at the 2016 Annual General Meeting of Shareholders, and any adjournment or postponement thereof, in the manner described herein. If no contrary indication is made, this Proxy Card will be voted “FOR” the Board nominees (Proposal Nos. 1(a) through 1(j)) and “FOR” Proposal Nos. 2, 3 and 4, and in accordance with the judgment of the persons named as Proxies herein on any other matters that may properly be put before the 2016 Annual General Meeting of Shareholders.

The undersigned hereby acknowledges receipt of the Notice of the 2016 Annual General Meeting of Shareholders and the accompanying proxy statement.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, TO ARRIVE NOT LATER THAN 9:00 A.M. PACIFIC TIME ON APRIL 4, 2016.

This Proxy Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signatory is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signatory is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

THIS PROXY CARD IS VALID ONLY WHEN SIGNED